Exhibit 10.1

AMENDED AND RESTATED MXN$557,415,000

CREDIT AGREEMENT

among

AVÍCOLA PILGRIM’S PRIDE DE MÉXICO, S. de R.L. de C.V.

and

PILGRIM’S PRIDE, S. de R.L. de C.V.,

as Borrowers,

CERTAIN SUBSIDIARIES OF BORROWERS,

as Guarantors,

and

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO

and

ING CAPITAL LLC,

as Administrative Agent and Lead Arranger

ING BANK (MÉXICO), S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, ING GRUPO

FINANCIERO,

as Sole Bookrunner

Dated as of October 19, 2011

i

v

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Guarantors
Schedule 4.4	Litigation
Schedule 4.17	Subsidiaries
Schedule 4.21	Existing Indebtedness
Schedule 5.14	Post-Closing Obligations
Schedule 6.3	Existing Investments
Schedule 6.5	Existing Encumbrances or Restrictions
Schedule 6.7	Existing Liens
Schedule 6.10(h)	Broiler Farms and Other Properties to be Sold
Schedule 10.6	Lending Offices; Addresses for Notices; Payment Instructions

EXHIBITS

Exhibit A	Form of Revolving Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Borrowing Base Certificate
Exhibit D-1	Form of Closing Opinion of New York Counsel to Borrower
Exhibit D-2	Form of Closing Opinion of Mexican Counsel to Borrower
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Process Agent Letter
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Guarantor Accession Agreement
Exhibit I	Form of Assignment and Assumption
Exhibit J	Form of Conversion Notice
Exhibit K	Form of Increase Notice

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 19, 2011, among AVÍCOLA PILGRIM’S PRIDE DE MÉXICO, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States (“Avícola”) and PILGRIM’S PRIDE, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States (each a “Borrower” and collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE BORROWERS FROM TIME TO TIME PARTIES HERETO, as Guarantors, the several banks and other financial institutions from time to time parties hereto, as Lenders (as such term is hereinafter defined), and ING CAPITAL LLC (in its capacity as a Lender, “ING”), as lead arranger and as administrative agent for the Lenders hereunder.

The parties hereto hereby agree as follows:

WHEREAS, previous hereto, Avícola, certain lenders, certain guarantors, and, ING Capital LLC, as administrative agent entered into the Original Credit Agreement (as defined below);

WHEREAS, the Borrowers have now requested that the lenders amend, restate, modify, extend, increase, renew and restructure the loans made pursuant to the Original Credit Agreement, to admit additional Persons as borrowers, guarantors, and lenders, as the case may be, and make available to the Borrowers loans and other extensions of credit, on the terms and conditions set forth herein in an aggregate original principal amount not to exceed MXN$557,415,000 minus the Reserve Commitment Amount, as may be adjusted in accordance with the terms hereof, which extensions of credit will be used by the Borrowers for the purposes set forth in Sections 5.4 and 2.1(d);

WHEREAS, the Borrowers and the other Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Administrative Agent, on behalf of the Lenders, a security interest in and lien upon (and continuing the grant of such security interest in and lien upon) the Collateral (as defined in and as set forth in the Collateral Documents); and

WHEREAS, the Guarantors have agreed to unconditionally guarantee all of the Obligations (and ratify and affirm such guarantees previously made) of the Borrowers under the Loan Documents to the Administrative Agent and the Lenders;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby amend and completely restate the Original Credit Agreement, effective as of the Effective Date as defined below, and do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Additional Amounts” shall have the meaning assigned thereto in Section 2.12.

“Administrative Agent” shall mean the administrative agent for the Lenders appointed pursuant to Section 8.1, initially, ING Capital LLC, and its successors in such capacity.

“Aggregate Payments” shall have the meaning assigned thereto in Section 9.2.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” shall mean the Administrative Agent and any successor thereof in such capacity, together with its Affiliates, and the officers, directors, employees, counsel, agents and attorneys-in-fact of any such Person(s).

“Agreement” shall mean this Amended and Restated Credit Agreement, as from time to time amended, restated, supplemented or otherwise modified.

“Agreement Currency” shall have the meaning assigned thereto in Section 10.13.

“Annual Financial Statements” shall have the meaning assigned thereto in Section 4.6.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including Mexican official standards (NOMs), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Margin” shall mean: the percentage set forth below for the applicable type of Loan:

Applicable Margin for TIIE Rate Loans	Applicable Margin for Overnight Rate Loans
2.25%	4.5%

“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Borrower or any of its Subsidiaries of (i) all or any of the Equity Interests of

any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Borrower or any of its Subsidiaries or (iii) any other property and assets of the Borrower or any of its Subsidiaries, including receivables.

“Assignee” shall have the meaning assigned thereto in Section 10.9.

“Assignment and Assumption” shall have the meaning assigned thereto in Section 10.9.

“Available Credit Commitment” shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Loan Commitment at such time over (b) the sum of (x) the principal amount of all Revolving Loans made by such Lender and outstanding at such time plus (y) the amount of such Lender’s Pro Rata Share of the aggregate Letter of Credit Liability at such time; collectively, as to all the Lenders, the “Available Credit Commitments”.

“Availability” means, with respect to the Borrowers, (a) at any time (other than during a Borrowing Base Period), an amount equal to the Revolving Loan Commitments then in effect and (b) during any Borrowing Base Period, an amount equal to the lesser of (i) the Revolving Loan Commitments then in effect and (ii) the Borrowing Base, in each case, minus the sum of (A) the principal amount of the Revolving Loans outstanding and (B) the aggregate Letter of Credit Liability.

“Avícola” has the meaning assigned thereto in the preliminary statements hereto.

“Avícola Equity Holder” means the Parent or any Person that owns the Equity Interests of Avícola.

“Bankruptcy Law” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, quiebra, concurso mercantil, reorganization or relief of debtors, including the Ley de Concursos Mercantiles and Title 11 of the United States Code, each as now or hereafter in effect.

“Beneficiary” shall mean each Agent-Related Person and each Lender.

“Blocked Person” shall have the meaning assigned thereto in Section 10.21(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” shall have the respective meaning assigned thereto in the preliminary statements hereto.

“Borrowing Base” means, at any time, with respect to the Borrowers based on the most recent Borrowing Base Certificate delivered by Borrower, the sum of, without duplication:

(i) all trade accounts receivable of Avícola and its Subsidiaries who are Loan Parties as determined by Mexican GAAP, subject to a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent minus (a) the aggregate amount of all such accounts receivable due from the Parent and its Subsidiaries and (b) all such trade accounts receivable of Avícola and its Subsidiaries who are Loan Parties that are unpaid more than 90 days after the due date of such trade account receivable; plus

(ii) all inventory of Avícola and its Subsidiaries who are Loan Parties subject to a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent as determined by Mexican GAAP; plus:

(iii) all prepaid assets (not to exceed MXN$50,000,000) of Avícola and its Subsidiaries who are Loan Parties subject to a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent as determined by Mexican GAAP; minus

(iv) all trade payables of Avícola and its Subsidiaries who are Loan Parties as determined by Mexican GAAP plus, without duplication, the aggregate amount of all accounts payable due to the Parent and its Subsidiaries as determined by Mexican GAAP; plus

(v) all net cash (net of overdrafts) of Avícola and its Subsidiaries who are Loan Parties as determined by Mexican GAAP, which cash is in an account subject to a Control Agreement (or a similar arrangement in México) in favor of the Administrative Agent, and, with respect to any account provided by a Lender, such Lender has agreed to subordinate any rights of offset with respect to such account to the interests of the Agent and the Lenders pursuant to the Loan Documents; plus

(vi) the gross book value of all fixed assets of Avícola and its Subsidiaries who are Loan Parties subject to a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent as determined by Mexican GAAP (not to exceed MXN$150,000,000 (the “Fixed Asset Cap”)).

“Borrowing Base Certificate” means a certificate duly completed and executed by a Responsible Officer of the Borrowers, substantially in the form of Exhibit C hereto.

“Borrowing Base Period” means at any given time and from time to time, any period of time in which (a) a Default or Event of Default has occurred and is continuing or (b) the Collateral Coverage Ratio is less than 1.25 to 1.00, in each instance, which Borrowing Base Period shall continue until (x) in the case of clause (a), such Default or Event of Default has been cured or waived or (y) in the case of clause (b), the earlier of such time as (i) the Collateral Coverage Ratio exceeds 1.25 to 1.00 as of the latest measurement period for 60 consecutive days or (ii) Availability is equal to or greater than the greater of (A) 20% of the Revolving Loan Commitments and (B) MXN$100,000,000 for a period of 60 consecutive days.

“Borrowing Date” shall mean any Business Day during the Commitment Period specified by the Borrowers as a date on which the Borrowers request the Lenders to make Revolving Loans hereunder.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions are authorized or required to close in New York, New York and in México City, México.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in conformity with Mexican GAAP.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with Mexican GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” of any Person shall mean, as at any date of determination, the capitalized amount shown as a liability in respect of all Capitalized Leases on the balance sheet of such Person prepared in conformity with Mexican GAAP.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement (including circulars or other rules issued by any Governmental Authority of México), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean such time as:

(a) any merger or consolidation of Avícola with or into any other Person or the merger of another Person into Avícola with the effect that immediately after such transaction the Person or Persons who held Voting Stock in Avícola immediately prior to such transaction shall hold less than 100% of the total voting power of the Voting Stock generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation; or

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) is consummated with respect to all or substantially all of the assets of Avícola to any Person or group of Persons; or

(c) Parent or its Subsidiaries shall cease to own, directly or indirectly, all of the Voting Stock of Avícola; or

(d) any liquidation or dissolution of Avícola; or

(e) any “Change of Control” (as such term, or similar term, is defined in the 2010 Indenture (as in effect on the date hereof)) shall occur;

provided that, notwithstanding anything to the contrary contained herein, no Change of Control for purposes of subsection (a) of this definition shall be deemed to have occurred as a result of any action permitted by Sections 6.10 and 6.11, so long as, the Parent and/or a Subsidiary of the Parent shall own all of the Voting Stock of Avícola.

“Collateral Document” shall mean, collectively, the Pledge Agreement, Security Agreement, Mortgage, and any other agreements, documents and instruments which secure the Obligations.

“Collateral Coverage Ratio” means, as of any date of determination and as determined by Mexican GAAP (measured as of the last day of the most recent quarter end), the ratio of (a) the Borrowing Base; to (b) the aggregate principal amount of all outstanding Revolving Loans, the aggregate Letter of Credit Liability and the net obligation under any Lender Hedging Agreements as of such date of determination.

“Commitment Period” shall mean the period from and including the Effective Date to and including the Final Maturity Date.

“Compensation Plan” shall mean, with respect to any Person, any program, plan or similar arrangement (other than employment contracts for a single individual) relating generally to compensation, pension, employment or similar arrangements to which such Person (individually or in connection with any other Person) may have any liability.

“Compliance Certificate” shall have the meaning assigned thereto in Section 5.2(e).

“Consolidated Assets” shall mean, at any date of determination, the aggregate amount of all of the assets of Avícola and its Subsidiaries minus any intercompany loans or advances (not consistent with past practices) made after the Effective Date by Avícola or any of its Subsidiaries to the Parent or any of the Parent’s Domestic Subsidiaries (net of intercompany loans and advances made after the Effective Date by Parent or any of the Parent’s Domestic Subsidiaries to Avícola or any of its Subsidiaries), determined on a consolidated basis in accordance with Mexican GAAP consistently applied.

“Consolidated EBITDA” shall mean, for any period, as calculated for Avícola and its Subsidiaries on a consolidated basis for such period, the sum (without duplication) of all earnings (other than extraordinary items) of Avícola and its Subsidiaries, on a consolidated basis, before interest and income tax obligations of Avícola and its Subsidiaries on a consolidated basis for such period, and before depreciation and amortization charges of Avícola and its Subsidiaries for such period, on a consolidated basis, in each case as determined in accordance with Mexican GAAP consistently applied.

“Consolidated Intangible Assets” shall mean, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory) and goodwill (all determined on a consolidated basis in accordance with Mexican GAAP consistently applied).

“Consolidated Interest Expense” shall mean, for any period, all interest charges during such period, including all amortization of debt discount and expense and imputed interest with respect to Capitalized Lease Obligations, determined on a consolidated basis in accordance with Mexican GAAP, consistently applied, including, without limitation, dividends relating to preferred stock and other Equity Interests that are convertible, exchangeable or exercisable into common stock that is classified as debt in accordance with Mexican GAAP, consistently applied, or which Borrowers elect to treat as Indebtedness hereunder.

“Consolidated Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Indebtedness of Avícola and its Subsidiaries on a consolidated basis (other than Indebtedness consisting of reimbursement and other obligations with respect to undrawn letters of credit) minus the aggregate principal amount of all cash and Temporary Cash Investments reflected on Avícola’s consolidated balance sheet for the period most recently ended that is not restricted to secure the payment of off-balance sheet liabilities of Avícola or any Subsidiary to (b) the sum of (a) above plus Consolidated Tangible Net Worth.

“Consolidated Net Worth” shall mean Consolidated Assets minus Consolidated Total Liabilities of Avícola and its Subsidiaries on a consolidated basis in accordance with Mexican GAAP consistently applied.

“Consolidated Tangible Net Worth” shall mean, at any date of determination, the Consolidated Net Worth of Avícola and its Subsidiaries on a consolidated basis minus the Consolidated Intangible Assets of Avícola and its Subsidiaries on a consolidated basis, each as determined in accordance with Mexican GAAP consistently applied.

“Consolidated Total Liabilities” shall mean, at any date of determination, the aggregate amount of all liabilities of Avícola and its Subsidiaries, as determined in accordance with Mexican GAAP consistently applied on a consolidated basis as at such date.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” shall have the meaning assigned thereto in Section 9.2.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution; provided, that it is understood and agreed that in no event shall a “Control Agreement” mean a Mexican trust or other security, control or similar arrangement in Mexico accomplished by means of a trustee.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, lapse of time, or both, or any other condition specified in Section 7.1, has been satisfied.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and “US$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that was formed under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” shall mean the date on which all of the conditions set forth in Section 3.1 hereof have been fulfilled.

“Eligible Assignee” shall mean, with respect to any assignments by the Lenders, (a) a Mexican Financial Institution, or (b) unless such registration with Hacienda no longer enables them to have a reduced withholding tax: (i) a financial institution registered with Hacienda for purposes of Section I of Article 195 or Section II of Article 196 of the Mexican Income Tax Law (or any successor or replacement thereof), or (ii) a Person so registered with Hacienda that is primarily engaged in the business of commercial banking and that is: (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary or (C) a Person of which a Lender is a Subsidiary. In any event, an Eligible Assignee shall be headquartered in México or a country that has a treaty with México that limits withholding in México for financial institutions registered with Hacienda to a rate no greater than 4.9%.

“Environmental Claim” shall mean any claim, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Law” shall mean any federal, national, state or local law, statute, common law duty, rule, regulation, ordinance or code, together with any administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including Mexican official standards (NOMs).

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Event of Default” shall have the meaning assigned thereto in Section 7.1.

“Excess Net Cash Proceeds” shall mean (a) with respect to Net Cash Proceeds received by any Borrower or any Subsidiary Loan Party from any Prepayment Event described in clause (a) of the definition thereof, the amount of such Net Cash Proceeds in excess of MXN$100,000,000 so received during any fiscal year, (b) with respect to Net Cash Proceeds received by any Borrower or any Subsidiary Loan Party from any Prepayment Event described in clause (b) of the definition thereof, the amount of such Net Cash Proceeds in excess of MXN$250,000,000 so received during any fiscal year, and (c) with respect to Net Cash Proceeds received by any Borrower or any Subsidiary Loan Party from any Prepayment Event described in clause (c) of the definition thereof, the amount of such Net Cash Proceeds in excess of MXN$100,000,000.

“Existing Credit Facilities” shall have the meaning assigned thereto in Section 4.23.

“Existing Indebtedness” shall have the meaning assigned thereto in Section 4.21.

“Facility Fee Rate” shall mean 0.375% per annum.

“Fair Share” shall have the meaning assigned thereto in Section 9.2.

“Fair Share Contribution Amount” shall have the meaning assigned thereto in Section 9.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions), provided, however, FATCA shall also include any amendments to Section 1471 through 1474 of the Internal Revenue Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the Tax imposed there under by satisfying the information reporting and other requirements of FATCA.

“Fee Letter” shall have the meaning assigned thereto in Section 2.10(a).

“Final Maturity Date” shall mean September 25, 2014.

“Financial Statements” shall have the meaning assigned thereto in Section 4.6.

“Fixed Asset Cap” shall have the meaning assigned to that term in the definition of “Borrowing Base”.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of Consolidated EBITDA and all amounts payable under all non-cancellable operating leases (determined on a consolidated basis in accordance with Mexican GAAP, consistently applied) for the period in question, to (b) the sum of (without duplication) (i) Consolidated Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined in accordance with Mexican GAAP, consistently applied) of Funded Debt during the period in question, (iii) all amounts payable under non-cancellable operating leases (determined as aforesaid) during such period, and (iv) all Capitalized Lease Obligations for the period in question.

“Funded Debt” shall mean, with respect to any Person, all indebtedness for borrowed money of such Person, and shall include indebtedness for borrowed money created, assumed or guaranteed by such Person either directly or indirectly, including obligations secured by liens upon Property of such Person and upon which such entity customarily pays the interest, all current maturities of all such indebtedness and all rental payments under Capitalized Leases.

“Funding Guarantor” shall have the meaning assigned thereto in Section 9.2.

“Further Taxes” shall mean any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 2.12.

“Gallina” shall mean Gallina Pesada S.A. de C.V.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government.

“Guaranteed Obligations” shall have the meaning assigned thereto in Section 9.1.

“Guarantor” shall mean each Subsidiary of Borrowers (other than Gallina) and each other Person who guarantees the Obligations. As of the Effective Date, such Guarantors are listed on Schedule 1.1(b).

“Guarantor Accession Agreement” shall mean a Guarantor Accession Agreement in substantially the form of Exhibit H hereto.

“Guaranty” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (B) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term “Guarantee” used as a verb has a corresponding meaning.

“Hacienda” shall mean the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) of México or any of its divisions or departments, including, without limitation, the Servicio de Administracion Tributaria (Tax Collection Management Service).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean any (a) Interest Rate Agreements, (b) forward commodity contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement or (c) spot or forward foreign exchange agreement and currency swap, currency option or other similar financial agreements or arrangements, in each case entered into by the Borrower or any of its Subsidiaries.

“Increase Notice” shall have the meaning assigned thereto in Section 2.1(d)(i).

“Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication), (a) all obligations of such Person in respect of (i) borrowed money, (ii) the outstanding principal amount of any bonds, notes, loan stock, commercial paper, acceptance credits, debentures, and bills or promissory notes drawn, accepted, endorsed, or issued by such Person (including in the case of the Loan Parties, the obligations under the Loan Documents), (iii) any credit to such Person from, or other obligation of such Person to, a supplier of goods or services under any installment purchase or similar arrangement in respect of goods or services (except trade accounts payable that were incurred in the ordinary course of business), (iv) non- contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument (excluding any such letter of credit or similar instrument issued for the benefit of such Person in respect of trade accounts in the ordinary course of business), (v) Capitalized Lease Obligations and (vi) any fixed or minimum premium payable on a redemption or replacement of any of the foregoing obligations, (b) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (c) without duplication, all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person, and (d) all liabilities of such Person (actual or contingent) under any conditional sale or transfer with recourse or obligation to repurchase, including by way of discount or factoring of book debts or receivables. The amount of Indebtedness of any Person at any date shall be (without duplication) the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation (unless the underlying contingency has not occurred and the occurrence of the underlying contingency is entirely within the control of the Borrower or its Subsidiaries); provided that the amount outstanding at any time of any Indebtedness issued with original discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with Mexican GAAP.

“Indemnified Liabilities” shall have the meaning assigned thereto in Section 10.5(a).

“Indemnified Person” shall have the meaning assigned thereto in Section 10.5(a).

“Indenture” shall mean that certain Indenture, dated December 14, 2010, by and between Parent and The Bank of New York Mellon, as Trustee, as amended, modified or supplemented from time to time.

“ING” has the meaning assigned thereto in the preliminary statements hereto.

“Insolvency Proceeding” shall mean, with respect to any Person: (a) any case, action or proceeding with respect to such Person before or by any court or other Governmental Authority relating to bankruptcy, suspension of payments, debt arrangement or reorganization in a bankruptcy or suspension of payments proceeding, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, including any quiebra or concurso mercantil, or (b) any general assignment for the benefit of creditors, composition, suspension of payments, debt arrangement, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in any case undertaken under Applicable Law, including any Bankruptcy Law.

“Intellectual Property” shall have the meaning assigned thereto in Section 4.16.

“Interest Rate Agreements” shall mean any interest rate protection agreements and other types of interest rate hedging agreements (including interest rate swaps, caps, floors, collars and similar arrangements) entered into by the Borrower or any of its Subsidiaries.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investments” shall have the meaning assigned thereto in Section 6.3.

“Issuing Lender” shall mean as of the Effective Date, none, but after the Effective Date, any Lender that agrees in writing to be the Issuing Lender, as the issuer of Letters of Credit under Section 2.6 hereof, together with its successors and assigns in such capacity.

“Lead Arranger” shall mean ING Capital LLC.

“Lender Hedging Agreements” shall have the meaning assigned thereto in Section 6.14.

“Lenders” shall mean the Persons listed on Schedule 1.1(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Lending Office” shall mean, with respect to any Lender, initially, the office of such Lender designated as such in Schedule 10.6; thereafter, such other office of such Lender (or a branch thereof) registered with Hacienda for purposes of Section I of Article 195 or Section II of Article 196 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), or any successor provisions, or organized and licensed under the laws of México, if any, which shall be making or maintaining Revolving Loans in accordance with the provisions of this Agreement.

“Letters of Credit” shall have the meaning assigned to such term in Section 2.6 hereof.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Liability” shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of any Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.6 hereof, and the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Issuing Lender of their participation interests under said Section 2.6.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other contractual or statutory arrangement or provision having substantially the same economic, financial or operational effect as any of the foregoing); including, without limitation, any device, including, without limitation, any Mexican or non-Mexican trust, contrato de coinversión or joint venture, for the purpose of setting aside funds for facilitating payments to any person or group of persons.

“Line of Credit Increase” shall have the meaning assigned thereto in Section 2.1(d)(i).

“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Collateral Documents, any Lender Hedging Agreements, and any other agreements, documents and instruments executed and delivered in connection with the transactions contemplated hereby and thereby.

“Loan Parties” shall mean the collective reference to the Borrowers and the Guarantors; each, individually, a “Loan Party”.

“Majority Lenders” shall mean on any date, Lenders holding over 50% of the sum of the Revolving Loan Commitments on such date.

“Mandatory Prepayment Collateral Coverage Ratio” means, as of any date of determination and as determined by Mexican GAAP (measured as of the last day of the most recent quarter end), the ratio of (a) the Borrowing Base (provided, however, that subsection (vi) of the definition of Borrowing Base shall be utilized for purposes of this definition, but calculated without regard to, the Fixed Asset Cap), to (b) the aggregate principal amount of the Revolving Loan Commitment and the net obligation under any Lender Hedging Agreements as of such date of determination.

“Mandatory Prepayment Collateral Coverage Ratio Test Date” shall mean (a) the date of the receipt of any Excess Net Cash Proceeds pursuant to Section 2.4(b)(i) or (ii), (b) the date of any payment of any Excess Net Cash Proceeds as required pursuant to Section 2.4(b)(i) or (ii) and (c) if requested by the Borrowers, the date the Borrowers grant a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent on any asset or property improved, replaced or acquired pursuant to Section 2.4(b)(i) or (ii).

“Material Adverse Effect” shall mean any of (a) a material adverse change in, or a material adverse effect upon the condition (financial or otherwise), business, properties, or results of operations of (i) the Borrowers and their Subsidiaries who are Loan Parties, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole, (b) a material adverse change in the ability of (i) the Borrowers and the Loan Parties, taken as a whole or (ii) the Loan Parties, taken as a whole, to fulfill any of their obligations under this Agreement or any of the other Loan Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mexican Financial Institution” shall mean a financial institution organized and existing pursuant to and in accordance with the laws of México.

“Mexican GAAP” shall mean the generally accepted accounting principles that are, unless otherwise specified, applicable in México.

“México” shall mean the Estados Unidos Mexicanos (United Mexican States).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean, collectively, the Mortgage Agreements or Amended and Restated Mortgage Agreement, as the case may be, executed by any Borrower or any Guarantor in favor of Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Net Cash Proceeds” shall mean, with respect to any event, (a) the proceeds, in the form of cash or cash equivalents, received by any Borrower and its Subsidiaries in respect of such event, including (i) any cash or cash equivalents received in respect of non-cash proceeds, but only as and when received and any amount eliminated from any reserve referred to in clause (b)(iv) below, but only as and when eliminated, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including fees and expenses of counsel and investment bankers) paid by such Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of an Asset Sale (or a casualty or other damage or condemnation or similar proceeding), the amount of all payments required to be made by such Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Revolving Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all Taxes paid by any Borrower and its Subsidiaries and (iv) the amount of any reserves established by any Borrower and its Subsidiaries to fund Tax and contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer (or equivalent officer) of the Borrowers or the Parent).

“Notes” shall mean the Revolving Notes, each substantially in the form of Exhibit A; individually, a “Note” and each as executed by the Borrowers and guaranteed (por aval) by the Guarantors.

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2 and shall be substantially in the form of Exhibit B.

“Obligations” shall mean all of the obligations and liabilities of the Borrowers and the Loan Parties to the Lenders (or to Affiliates of Lenders in connection with any Lender Hedging Agreements) and the Administrative Agent now or in the future existing under or in connection with this Agreement and the other Loan Documents (as any of the foregoing may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing.

“Obligee Guarantor” shall have the meaning assigned thereto in Section 9.7.

“Original Credit Agreement” means that certain Credit Agreement, dated September 25, 2006, by and among Avícola, Parent, certain Subsidiaries, the lending institutions party thereto as “Lenders”, ING Capital LLC, as lead arranger and as administrative agent for the lenders thereunder, and the other parties thereto, as amended prior to the Effective Date.

“Other Currency” shall have the meaning assigned thereto in Section 10.13.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Rate” shall mean, for each Peso Interest Period with respect to Revolving Loans, the Equilibrium Interbank Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a period of 28 days as published by Banco de México in the Diario Oficial de la Federación on the first Business Day, or of most recent publication, prior to the commencement of the relevant Peso Interest Period or, if such day is not a Business Day, on the next preceding Business Day on which there was such a quote. In the event the Overnight Rate shall cease to be published, the “Overnight Rate” shall mean any rate specified by the Banco de México as the substitute rate therefor (the “Substitute Overnight Rate”); provided that if the inability to determine the applicable Overnight Rate is temporary, the Substitute Overnight Rate shall only apply to the period or periods in which such Overnight Rate cannot be determined.

“Overnight Rate Loan” shall mean a Revolving Loan bearing interest by reference to the Overnight Rate.

“Parent” shall mean Pilgrim’s Pride Corporation, a Delaware corporation.

“Parent Existing Credit Facility” shall mean that certain Credit Agreement, dated as of December 28, 2009, by and among Pilgrim’s Pride Corporation, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the lenders party thereto from time to time and Cobank, ACB, as administrative agent, as such Credit Agreement is amended, restated, supplemented or otherwise modified from time to time.

“Participant” shall have the meaning assigned thereto in Section 10.9(f).

“Permitted Liens” shall mean:

(a) Liens imposed by law for taxes, assessments, governmental charges or claims that are (i) not yet due, (ii) delinquent but do not exceed MXN$30,000,000, or (iii) are being contested in compliance with Section 5.10;

(b) statutory and common law Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts that are (i) not yet delinquent, (ii) that are delinquent but do not exceed MXN$65,000,000, or (iii) being contested in compliance with Section 5.10;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory, regulatory or utility obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(e) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of the business of the Borrowers or any of their Subsidiaries;

(f) leases or subleases granted to others that do not materially interfere with the ordinary course of the business of the Borrowers and their Subsidiaries, taken as a whole;

(g) Liens arising from the rendering of a final judgment or order against the Borrowers or any of their Subsidiaries that does not give rise to a Default or Event of Default;

(h) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens upon specific items of inventory or other goods and proceeds of the Borrowers or any of their Subsidiaries securing such Person’s obligations in respect of banker’s acceptance issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrowers or any of their Subsidiaries;

(1) Liens arising by virtue of any statutory, regulatory, contractual or warranty requirements of the Borrowers or any of their Subsidiaries, including provisions relating to rights of offset and set-off, bankers’ liens or similar rights and remedies;

(m) Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Borrowers or any of their Subsidiaries; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Borrower or its Subsidiary;

(n) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Agreements;

(o) Liens securing Indebtedness of the Borrowers or their Subsidiaries so long as the Liens are in favor of a Loan Party;

(p) Liens encumbering certain real properties of a Borrower or their Subsidiaries in favor of utilities or governmental entities or authorities to secure the imposition of assessments, charges and liabilities claimed against such Borrower and/or their Subsidiaries by such utilities of governmental entities or authorities, as the case may be; provided that the aggregate amount of claims secured by such Liens shall not exceed at any time MXN$150,000,000 and such Liens shall be limited to real properties of Borrowers and their Subsidiaries that are not subject to a Mortgage, unless otherwise agreed to by Administrative Agent;

(q) any Liens securing the Obligations; and

(r) purchase money Liens securing Indebtedness that satisfies the requirements of Section 6.8(e) hereof.

“Person” shall mean any corporation, partnership, joint venture, trust, limited liability company, individual or other person or entity of any kind.

“Peso Interest Payment Date” shall mean (a) the last day of each Peso Interest Period and (b) the date of any repayment or prepayment made in respect of any Revolving Loan.

“Peso Interest Period” shall mean, with respect to any Revolving Loan, (a) initially, the period commencing on the Borrowing Date with respect to such Revolving Loan and ending on the last day of the calendar month during which such Borrowing Date occurred and (b) thereafter, each period commencing on, but excluding, the last day of the next preceding Interest Period and ending on the last day of the next subsequent calendar month; provided that, (i) if any Peso Interest Period would otherwise end on a day which is not a Business Day, such

Peso Interest Period shall end on the immediately preceding Business Day, (ii) if any Peso Interest Period for any Revolving Loan would otherwise (but for this clause (ii)) extend beyond the Initial Principal Payment Date, then such Peso Interest Period shall end on the Initial Principal Payment Date and (iii) if any Peso Interest Period for any Revolving Loan would otherwise (but for this clause (iii)) extend beyond the Final Maturity Date, then such Peso Interest Period shall end on the Final Maturity Date.

“Pesos” or “MXN$” shall mean the lawful money of México.

“Pledge Agreement” shall mean, collectively, those certain Pledge Agreements or Amended and Restated Pledge Agreements, as the case may be, by each of (i) the Avícola Equity Holder (in the event and to the extent not prohibited by the terms of the Indenture or the Parent Existing Credit Facility), (ii) the Borrowers and (iii) the other Pledgors, in each case, in favor of Administrative Agent, as the same may be amended, restated or otherwise modified from time to time, over each of the Borrowers and their Subsidiaries equity interests.

“Pledgors” shall mean each of (i) POPPSA 4, LLC, (ii) POPPSA 3, LLC, (iii) Incubadora Hidalgo, S. de R.L. de C.V., (iv) Grupo Pilgrim’s Pride Funding Holdings, S de R.L. de C.V., (v) Carnes y Productos Avícolas de México, S de R.L. de C.V., (vi) Pilgrim’s Pride, LLC, a Delaware limited liability company, (vii) Operadora de Productos Avícolas, S de R.L. de C.V., (viii) Borrowers and (xi) any successor Person to a Pledgor that becomes bound by a Pledge Agreement pursuant to Section 5.16.

“Prepayment Event” shall mean (a) any Asset Sale described in Sections 6.10(c), 6.10(d)(iii) or 6.10(g), (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any property or asset of any Borrower or any Subsidiary, (c) the incurrence by any Borrower or any of its Subsidiaries of any Indebtedness not permitted under Section 6.8, or (d) receipt of cash equity by any Borrower or any of their Subsidiaries from any Person other than Parent and its wholly owned Subsidiaries.

“Process Agent” shall have the meaning assigned thereto in Section 10.11.

“Pro Rata Share” shall have the meaning assigned thereto in Section 2.6(b).

“Rate of Exchange” shall have the meaning assigned thereto in Section 10.13.

“Recipient” shall have the meaning assigned to the term in the definition of “Taxes”.

“Register” shall have the meaning assigned thereto in Section 10.9.

“Regulation U” shall mean Regulation U of the Board as in effect from time to time.

“Regulation X” shall mean Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations” shall mean, at any time, the obligations of the Borrowers then outstanding to reimburse amounts paid by the Issuing Lender in respect of any drawings under a Letter of Credit.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Commitment Adjustment Amount” shall have the meaning assigned to that term in the definition of “Reserve Commitment Amount”.

“Reserve Commitment Amount” shall mean a Revolving Loan Commitment of MXN$257,302,764 which shall be reserved for one or more financial institutions that are not Lenders as of the Effective Date and, if not a Lender, who are reasonably acceptable to Administrative Agent, such Reserve Commitment Amount can be converted to a Revolving Loan Commitment by such Lender pursuant to an amendment(s) or joinder(s) to this Agreement executed by the Administrative Agent, Borrowers and the Lender(s) providing the Revolving Loan Commitment, which amendment or joinder, as the case may be, shall set forth, among other things, the amount of Revolving Loan Commitment of the new Lender (such amount, the “Reserve Commitment Adjustment Amount”) and shall amend Schedule 1.1(a) hereof and shall be effective upon the date the Administrative Agent reasonably determines that the following conditions have been satisfied: Borrowers shall have delivered to Administrative Agent (a) a certificate which (i) certifies that that the new Revolving Loan Commitment of the new Lender shall only be used for general corporate purposes (including the payment of any dividend permitted pursuant to the terms of this Agreement), working capital purposes, to finance capital expenditures, or to repay existing indebtedness, and (ii) certifies that before and after giving effect to such effective date of the new Revolving Loan Commitment (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct, in all material respects, as of the effective date of the new Revolving Loan Commitment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, (2) no Default or Event of Default exists or would otherwise exist after giving effect to such new Revolving Loan Commitment, (3) that all requisite corporate proceedings or actions, that may be required authorizing the new Revolving Loan Commitment shall have been taken by each of the Borrowers, and (4) the Borrowers are in pro forma compliance with the financial covenants set forth herein, (b) delivered all certificates, instruments, agreements and opinions as the Administrative Agent may reasonably request in connection therewith, and (c) made payment for the benefit of the Lenders increasing its commitments or providing new commitments fees and other compensation charged in connection with implementing the new Revolving Loan Commitment. The Reserve Commitment Amount shall be reduced, from time to time, by the Reserve Commitment Adjustment Amount.

“Responsible Officer” of a Person shall mean the Chairman, Chief Executive Officer, President, any Executive Director, Director, Alternate Director, Vice President, Treasurer or Assistant Treasurer of that Person, in each case authorized to the extent required by a board resolution or shareholder meeting; provided that such officer is then authorized to bind such Person.

“Restricted Payments” shall have the meaning assigned to that term in Section 6.2.

“Revolving Loans” shall have the meaning assigned thereto in Section 2.1(b).

“Revolving Loan Commitment” shall mean, as to any Lender, its obligation to make Revolving Loans to the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitment”, or, in the case of any Lender that is an Assignee, the amount (reflected in Pesos) of the assigning Lender’s Revolving Loan Commitment assigned to such Assignee pursuant to Section 10.9, (in each case as such amount may be adjusted as provided herein including by means of a Temporary Line Block pursuant to Section 2.4(b)(v) hereof); collectively, as to all the Lenders the “Revolving Loan Commitments.” The aggregate principal amount of the Revolving Loan Commitments on the Effective Date is MXN$557,415,000 minus the Reserve Commitment Amount.

“Revolving Notes” shall have the meaning assigned thereto in Section 2.1(c).

“S&P” shall mean Standard & Poor’s Ratings Group and its successors.

“Security Agreement” shall mean, collectively, (i) those certain Pledge Agreements Without the Transfer of Possession or Amended and Restated Pledge Agreements Without the Transfer of Possession, as the case may be, executed and delivered by the Borrowers and any Guarantor organized under the laws of México (other than Gallina) in favor of Administrative Agent, (ii) the Security Agreement or the Amended and Restated Security Agreement, as the case may be, executed and delivered by POPPSA 3, LLC, POPPSA 4, LLC, and Pilgrim’s Pride, LLC, in favor of Administrative Agent, (iii) the Security Agreement executed and delivered by the Guarantors (other than Gallina) in favor of Administrative Agent and (iv) the Security Agreement executed and delivered by the Borrowers in favor of the Administrative Agent, in each case, as the same may be amended, restated or otherwise modified from time to time.

“Sharing Percentage” shall mean, as to any Lender as of any date, the percentage which the aggregate principal amount of such Lender’s Revolving Loans constitutes of the aggregate principal amount of all Revolving Loans.

“Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or by such Person and one or more other Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Substitute TIIE Rate” shall have the meaning assigned to that term in the definition of “TIIE Rate”.

“Taxes” shall mean any and all present and future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges imposed by any Governmental Authority, including any interest, additions to tax, penalties, and all liabilities with respect thereto, excluding in the case of each Lender or the Administrative Agent (each, a “Recipient”), taxes imposed on or measured by its pre-tax income, and franchise taxes imposed upon it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient shall be organized or maintains its applicable lending office or its principal place of business.

“Temporary Cash Investments” shall mean any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any state, political subdivision or agency thereof, in each case, maturing within 365 days of the date of acquisition, (ii) time deposit accounts, certificates of deposit and money market deposits denominated and payable in Dollars maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$50,000,000, or the foreign currency equivalent thereof, and has outstanding debt which is rated “A” (or such similar equivalent rating), or higher by S&P or Moody’s or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above or clause (ix) through (xi) below entered into with a bank or trust company meeting the qualifications described in clause (ii) above or clause (ix) below, (iv) commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s, (vi) Certificados de la Tesorería de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the government of México and maturing not more than 365 days after the acquisition thereof, (vii) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above and (ix) through (xi) below, (viii) demand deposit accounts with U.S. banks, or Mexican banks specified in clause (ix) of this definition, maintained in the ordinary course of business, and (ix) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 365 days after the acquisition thereof and issued or guaranteed by any one of the four largest banks (based on assets as of the immediately preceding December 31) organized under the laws of México and which are not under intervention or controlled by the Instituto para la Protección al Ahorro Bancario or any successor thereto or any banking subsidiary of a foreign bank which has capital, surplus and undivided profits aggregating in excess of US$50,000,000, or the foreign currency equivalent thereof, and has outstanding debt which is rated “A,” or such similar equivalent rating, or higher by S&P or Moody’s, (x) banker’s acceptances maturing within one year issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least US$50,000,000, (xi) Eurodollar deposits maturing within six months purchased directly from a bank meeting the requirements contained in clause (ii) above, and (xii) the Investments made in accordance with Part II of Schedule 6.3.

“TIIE Rate” shall mean, for each Peso Interest Period with respect to Revolving Loans, the Equilibrium Interbank Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a period of 28 days as published by Banco de México in the Diario Oficial de la Federación on the first Business Day, or of most recent publication, prior to the commencement of the relevant Peso Interest Period or, if such day is not a Business Day, on the next preceding Business Day on which there was such a quote. In the event the TIIE Rate shall cease to be published, the “TIIE Rate” shall mean any rate specified by the Banco de México as the substitute rate therefor (the “Substitute TIIE Rate”); provided that if the inability to determine the applicable TIIE Rate is temporary, the Substitute TIIE Rate shall only apply to the period or periods in which such TIIE Rate cannot be determined.

“TIIE Rate Loan” shall mean a Revolving Loan bearing interest by reference to the TIIE Rate.

“Transactions” shall mean the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Revolving Loans and the use of proceeds thereof.

“Voting Stock” shall mean with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the meanings customarily given in accordance with Mexican GAAP as in effect on the Effective Date; provided that if Borrowers notify the Administrative Agent of Borrowers’ request for an amendment to the Agreement to reflect the effect of any change occurring after the Effective Date in Mexican GAAP or in the application thereof on the operation of the provisions in the Agreement, then the Borrowers and the Administrative Agent shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such changes in Mexican GAAP or in the application thereof. All ratios and computations shall be calculated in conformity with Mexican GAAP applied on a consistent basis using constant Peso calculations.

(c) The term “including” is not limiting and means “including without limitation”.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

ARTICLE II

AMOUNTS AND TERMS OF COMMITMENTS

Section 2.1. Revolving Loan Commitments; Notes.

(a) [Intentionally Deleted.]

(b) Subject to the terms and conditions hereof, each Lender severally agrees to make, during the Commitment Period, revolving loans to Borrowers (the “Revolving Loans”) in an aggregate principal amount not to exceed at any time the Revolving Loan Commitment of such Lender as then in effect minus such Lender’s Pro Rata Share of the aggregate Letter of Credit Liability pursuant to Section 2.6 hereof. Anything contained in this Agreement to contrary notwithstanding, in no event shall the aggregate outstanding principal amount of Revolving Loans at any time together with the aggregate amount of all Letter of Credit Liability exceed Borrowers’ Availability and at no time shall there be more than 10 Revolving Loans outstanding. All Revolving Loans shall be repaid in Pesos. If any advance of a Revolving Loan or participation in a Letter of Credit would exceed the Borrowers’ Availability, the Lenders will refuse to make or may otherwise restrict the making of Revolving Loans or the issuance of Letters of Credit as the Majority Lenders determine until such excess has been eliminated. Until the Final Maturity Date, Borrowers may borrow, repay and reborrow under this Section 2.1(b) in accordance with the terms hereof.

(c) The Revolving Loans made by each Lender shall be evidenced by promissory notes of the Borrowers dated the Effective Date, in each case in substantially the form of Exhibit A (the “Revolving Notes”), appropriately completed, representing the obligation of the Borrowers, as guaranteed (por aval) by the Guarantors, to pay to such Lender the unpaid principal amount of the applicable Loan being made by such Lender hereunder. Notwithstanding the references to the TIIE Rate in any Revolving Note with respect to the Revolving Loans, the Borrowers and the Lenders agree that the interest rate shall be determined in accordance with this Agreement, and, in the case of a request by Borrowers of an Overnight Rate Loan or a conversion of a TIIE Rate Loan to an Overnight Rate Loan, the Lender and/or Borrowers may exchange any Revolving Note for a Revolving Note that references the Overnight Rate instead of the TIIE Rate and each Lender agrees to return to the Borrowers within ten (10) Business Days the Revolving Note being replaced. Notwithstanding anything to the contrary herein, at no time shall the aggregate outstanding principal balance of all Overnight Rate Loans exceed MXN$75,000,000.

(d) Increase in Aggregate Commitment.

(i) At any time during the term of this Agreement after the Reserve Commitment Amount has been reduced to zero (MXN$0.00) (which may be effected concurrently with a request under this Section 2.1(d)), the Borrowers shall have the irrevocable option once during each calendar year, and provided that the conditions set forth in this Section 2.1(d) have been satisfied, prior to the Final Maturity Date upon not less than fifteen (15) Business Days prior written notice to Administrative Agent in the form attached hereto as Exhibit K (any such notice, an “Increase Notice”), that each

Lender increase its respective Revolving Loan Commitment (based on Lenders’ then current pro rata commitment) such that the Revolving Loan Commitments shall be increased by a minimum amount of MXN$50,000,000 each time an Increase Notice is delivered by a Borrower, and the amount requested in all Increase Notices shall not exceed MXN$250,000,000 in the aggregate over the term of this Agreement (each, a “Line of Credit Increase”) but no Lender shall have any obligation whatsoever to agree to any such requested increase (or any portion thereof), and each Lender may in its sole and absolute discretion reject any such requested increase. Upon receipt of such notice from the Borrowers, the Administrative Agent shall give notice to each Lender of such proposed increase. Failure of any such Lender to respond to such requested increase on or before ten (10) Business Days after receipt of such notice shall be deemed to be a rejection thereof. If the Lenders do not agree to increase their respective Revolving Loan Commitment by amounts sufficient to provide for the Line of Credit Increase, the Administrative Agent shall have the right to admit additional Lenders, if any are agreeable, to increase the Revolving Loan Commitments by the amount requested by the Borrowers, up to the maximum aggregate amount of MXN$250,000,000, and in this event, Administrative Agent will use commercially reasonable efforts to obtain one or more financial institutions that are not Lenders and who are reasonably acceptable to the Borrowers, or the Borrowers may seek to obtain one or more financial institutions that are not Lenders and who are reasonably acceptable to the Administrative Agent. In the event of such an increase, whether by increase in the respective Revolving Loan Commitments of existing Lenders or by admission of additional Lenders, the Revolving Loan Commitments shall automatically be increased by the Line of Credit Increase and the pro rata share of the Lenders with respect to the Revolving Loan Commitments, as increased hereby, shall automatically be adjusted. Notwithstanding anything to the contrary herein, any Line of Credit Increase will be implemented pursuant to an amendment or joinder to this Agreement that will require the consent of the Administrative Agent, the Borrowers and the Lenders providing such Line of Credit Increase but not other Lenders.

(ii) Each Line of Credit Increase shall be effective only upon Administrative Agent’s reasonable determination that the following conditions have been satisfied: Borrowers shall have delivered to Administrative Agent (w) the Increase Notice, which shall (A) specify the date of such proposed increase (which date shall not be less than fifteen (15) Business Days from the date of receipt by Administrative Agent of Increase Notice) and the aggregate amount of such proposed increase, which shall comply with the requirements in clause (i) above, (B) certify that the information contained therein is true and correct as of the date of the Increase Notice, (C) certify that that the Line of Credit Increase shall only be used for general corporate purposes (including the payment of any dividend permitted pursuant to the terms of this Agreement), working capital purposes, to finance capital expenditures, or to repay existing indebtedness, and (D) certify that before and after giving effect to such increase (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct, in all material respects, as of the date of the Increase Notice, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, (2) no Default or Event of Default exists or would otherwise exist after giving effect to such increase, (3) that all requisite corporate proceedings or actions, that may be required authorizing the requested increase shall have been taken by each of the Borrowers, (4) the Borrowers are in pro forma compliance with the financial covenants set forth herein and (5) the total principal amount of the Revolving Loan Commitments after giving effect to the Line of Credit Increase does not exceed a maximum amount of MXN$807,415,000, (x) all certificates, instruments, agreements and opinions as the Administrative Agent may reasonably request in connection therewith, (y) payment for the benefit of the Lenders increasing their commitments or providing new commitments fees and other compensation charged in connection with implementing the Line of Credit Increase and (z) each Collateral Document shall have been ratified to the Administrative Agent’s reasonable satisfaction to include the Line of Credit Increase and, with respect to any Collateral Documents covering Collateral located in Mexico, Borrowers shall deliver to the Administrative Agent evidence of the corresponding filing before the competent Public Registry of Property, in each case, to the extent required to cause such Lien to be valid and enforceable and to cause the Lien to secure the Revolving Loan Commitment as in effect on the date hereof, plus the amount of all Line of Credit Increases after the date hereof.

(iii) Revolving Loans made based upon the Line of Credit Increase shall constitute “Revolving Loans” for all purposes of this Agreement and the other Loan Documents. The terms and provisions of the Line of Credit Increase shall be, except as otherwise set forth herein or in any agreement, document or instrument delivered in connection with the effectuation of the Line of Credit Increase, identical to the other Revolving Loans. Without limiting the generality of the foregoing, (i) the maturity date of the Line of Credit Increase shall be the Final Maturity Date, and (ii) the rate of interest applicable to the Line of Credit Increase shall be identical to the rates of interest applicable to the other Revolving Loans; provided that the all-in yield (without limitation, whether in the form of interest rate margins, original issue discount or upfront fees) applicable to any Line of Credit Increase will be determined by the Borrowers and the Lenders providing the Line of Credit Increase; provided further, that the Line of Credit Increase will not be more than 25 basis points higher than the corresponding all-in yield (giving effect to, without limitation, interest rate margins, original issue discount, and upfront fees) for the existing Revolving Loan Commitments (prior to giving effect to the Line of Credit Increase), unless the interest rate margin with respect to such Revolving Loan Commitments is increased by an amount equal to the difference between the all-in yield with respect to the Line of Credit Increase and the corresponding all-in yield on such Revolving Loan Commitments, minus 25 basis points.

(iv) Within a reasonable time after the effective date of any Line of Credit Increase, the Administrative Agent is hereby authorized and directed by Borrower to replace Schedule 1.1(a) hereof with Schedule 1.1(a) attached to the Increase Notice submitted by Borrower once such Increase Notice is effective to reflect such Line of Credit Increase and such revised Schedule 1.1(a) shall replace the prior Schedule 1.1(a) and become part of this Agreement.

Section 2.2. Acknowledgement; Procedure for Borrowing Revolving Loans.

(a) The Borrowers shall give the Administrative Agent irrevocable written notice, substantially in the form of Exhibit B (which notice must be received by the Administrative Agent prior to (1) 2:00 p.m., New York City time, at least three Business Days prior to the requested Borrowing Date with respect to TIIE Rate Loans and (2) 12:00 p.m., New York City time, at least one Business Day prior to the requested Borrowing Date with respect to Overnight Rate Loans to be funded from an office of the Lender outside of Mexico and 12:00 p.m. New York City time on the requested Borrowing Date with respect to Overnight Rate Loans to be funded from an office of the Lender in Mexico, requesting that each Lender make a Revolving Loan on such Borrowing Date and specifying (i) the amount of Revolving Loans to be borrowed, (ii) [Intentionally deleted], (iii) the requested Borrowing Date, which shall be a Business Day, (iv) whether such Revolving Loans are TIIE Rate Loans or Overnight Rate Loans (the “Notice of Borrowing”), provided, that Borrowers acknowledge that, notwithstanding anything to the contrary herein, Administrative Agent retains sole discretion over the decision to fund any requests for Overnight Rate Loans. The Administrative Agent shall provide the Borrowers at least fourteen (14) days prior written notice (which notice may be sent by e-mail notwithstanding any other provision herein to the contrary) of a Lender’s inability, as determined by Administrative Agent (based on its sole discretion) to fund Overnight Rate Loans. Any Notice of Borrowing received after (i) 2:00 p.m., New York City time with respect to TIIE Rate Loans and (ii) 12:00 p.m., New York City time with respect to Overnight Rate Loans shall be deemed to have been received on the following Business Day. Each Revolving Loan shall be in an amount equal to MXN$10,000,000 or a whole multiple of MXN$5,000,000 in excess thereof, unless such Revolving Loan is of the full unused amount of the Revolving Loan Commitments, in which case such Revolving Loan shall be for the full unused amount of the Revolving Loan Commitments.

(b) Upon receipt of such notice, the Administrative Agent shall promptly (but, assuming timely notice from the Borrowers pursuant to clause (a), (i) for the TIIE Rate Loans, not later than 2:00 p.m., New York City time three Business Days prior to the relevant Borrowing Date and (ii) for Overnight Rate Loans, not later than 12:00 p.m., New York City time, at least one Business Day prior to the requested Borrowing Date with respect to Overnight Rate Loans to be funded from an office of the Lender outside of Mexico and 12:00 p.m. New York City time on the requested Borrowing Date with respect to Overnight Rate Loans to be funded from an office of the Lender in Mexico, in each case, notify each Lender thereof. Not later than 10:00 a.m., New York City time, on the Borrowing Date each Lender shall make available to the Administrative Agent an amount in immediately available funds in Pesos equal to the Revolving Loan to be made by such Lender, to the Peso account of the Administrative Agent referred to in Schedule 10.6, or to such other account as most recently designated by the Administrative Agent for such purpose by notice to such Lenders. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent shall credit the amounts so received, in like funds, to the account of any Borrower in México City designated in the relevant Notice of Borrowing or otherwise apply such amounts as the Borrowers shall irrevocably direct in the Notice of Borrowing.

Section 2.3. Repayment. The principal of the Revolving Loans of each Lender shall be payable in full on the Final Maturity Date.

Section 2.4. Prepayments.

(a) Optional Prepayments.

(a) [Intentionally Deleted.]

(b) Borrowers may prepay the Revolving Loans, in whole or in part, by providing irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment, no later than (A) with respect to TIIE Rate Loans, 12:00 noon, New York City time, two Business Days prior to the date of the proposed prepayment and (B) with respect to Overnight Rate Loans, 10:00 a.m., New York City time, one Business Day prior to the date of the proposed voluntary prepayment with respect to Overnight Rate Loans funded from an office of a Lender outside of Mexico and 10:00 a.m., New York City time on the same date of the proposed voluntary prepayment with respect to Overnight Rate Loans funded from an office of a Lender located in Mexico.

(c) Any prepayment made pursuant to subsection (ii) of this Section 2.4(a) shall not incur any penalty or premium, but shall be subject to the indemnity provisions of Section 2.15, in addition to any other interest, fees, expenses or other amounts owing hereunder on the date of the prepayment.

(d) Upon receipt of a notice of prepayment, the Administrative Agent shall promptly notify each Lender entitled to receive a portion thereof. If such notice is given, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to, and any other amounts then due on, each such date on the amount prepaid. The aggregate minimum amount of any prepayment of the Revolving Loans shall be at least MXN$10,000,000, and in multiples of MXN$5,000,000 thereof in excess thereof, or, if less, the aggregate principal amount of the Revolving Loans then outstanding.

(b) Mandatory Prepayments.

(i) If on any date any Borrower or any of the Subsidiary Loan Parties shall receive Net Cash Proceeds from any Prepayment Event described in clause (a) of the definition thereof, the Borrowers shall make a prepayment of the Revolving Loans in an aggregate amount equal to 100% of the Excess Net Cash Proceeds in accordance with this Section 2.4(b) within five (5) Business Days of receipt of such Excess Net Cash Proceeds; provided that notwithstanding anything to the contrary herein, the Borrowers shall not be required to prepay the Revolving Loans as a result of such Prepayment Event, if, (1) no Default or Event of Default has occurred and is continuing, and (2) with respect to any Excess Net Cash Proceeds received by any Borrower and/or any Subsidiary Loan Party from such Asset Sale, (x) any Borrower or one of the Subsidiary Loan Parties uses such Excess Net Cash Proceeds to replace, improve or repair the affected property or asset or acquire a long-term productive asset of the general type used in Borrowers’ business, (y) such Borrower or a Subsidiary Loan Party enters into a contract for such replacement, acquisition, improvement or repair within 180 days of such Asset Sale, and (z) such replacement, acquisition, improvement or repair is effected within 360 days of such Asset Sale; provided further that it is understood and agreed that, at the Borrowers’ sole option, Borrowers may grant a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent on terms substantially similar to the Collateral Documents delivered on or before the Effective Date on any asset or property improved, replaced or acquired pursuant to this Section 2.4(b)(i). In the event that such Borrower or a Subsidiary Loan Party (A) does not enter into a contract for such replacement, acquisition, improvement or repair on or before the last day of such 180 day period or (B) does not effect such replacement, acquisition, improvement or repair on or before the last day of such 360 day period, Borrowers shall within five (5) Business Days thereof make a prepayment of the Revolving Loans in an amount equal to such Excess Net Cash Proceeds.

(ii) If on any date any Borrower or any of the Subsidiary Loan Parties shall receive Net Cash Proceeds from any Prepayment Event described in clause (b) of the definition thereof, the Borrowers shall make a prepayment of the Revolving Loans in an aggregate amount equal to 100% of the Excess Net Cash Proceeds within five (5) Business Days; provided that notwithstanding anything to the contrary herein, the Borrowers shall not be required to prepay the Revolving Loans as a result of such Prepayment Event, if, (1) no Default or Event of Default has occurred and is continuing and (2) with respect to any Excess Net Cash Proceeds received by any Borrower or the Subsidiary Loan Parties from such Prepayment Events, (x) any Borrower or one of the Subsidiary Loan Parties uses such Excess Net Cash Proceeds to repair, improve or replace the affected property or asset or acquire a long-term productive asset of the general type used in Borrowers’ business, (y) such Borrower or a Subsidiary Loan Party enters into a contract for such repair, acquisition, improvement or replacement within 180 days of the Prepayment Event, and (z) such repair acquisition, improvement or replacement is effected within 360 days of the Prepayment Event; provided further that it is understood and agreed that, at the Borrowers’ sole option, Borrowers may grant a first priority enforceable Lien (subject to Permitted Liens) in favor of the Administrative Agent on terms substantially similar to the Collateral Documents delivered on or before the Effective Date on any asset or property improved, replaced or acquired pursuant to this Section 2.4(b)(ii). In the event that such Borrower or a Subsidiary Loan Party (A) does not enter into a contract for such replacement, acquisition, improvement or repair on or before the last day of such 180 day period or (B) does not effect such replacement, acquisition, improvement or repair on or before the last day of such 360 day period, Borrowers shall within five (5) Business Days thereof make a prepayment of the Revolving Loans in an amount equal to such Excess Net Cash Proceeds.

(iii) If on any date any Borrower shall receive Net Cash Proceeds from any Prepayment Event described in clause (c) of the definition thereof, the Borrowers shall make a prepayment of the Revolving Loans in an aggregate amount equal to 100% of the Excess Net Cash Proceeds, which shall be applied to prepay the Revolving Loans in accordance with this Section 2.4(b) within five (5) Business Days.

(iv) If on any date any Borrower shall receive Net Cash Proceeds from any Prepayment Event described in clause (d) of the definition thereof, the Borrowers shall make a prepayment of the Revolving Loans in an aggregate amount equal to 100% of such Net Cash Proceeds received by any Borrower which shall be applied to prepay the Revolving Loans in accordance with this Section 2.4(b) within five (5) Business Days.

(v) At each Mandatory Prepayment Collateral Coverage Ratio Test Date, the Revolving Loan Commitment shall be temporarily reduced by such amount so that the Mandatory Prepayment Collateral Coverage Ratio shall be no less than 2.50 to 1.00 (the amount of each such reduction, a “Temporary Line Block”), and if on such date, the aggregate outstanding Revolving Loans and the Letter of Credit Liabilities exceed the Revolving Loan Commitments then in effect (after giving effect to any such Temporary Line Block), then the Borrowers shall make a prepayment of the Revolving Loans in an aggregate amount equal to such excess within five (5) Business Days after such Mandatory Prepayment Collateral Coverage Ratio Test Date; provided that in no event shall the Revolving Loan Commitment be temporarily reduced by an amount greater than the Excess Net Cash Proceeds attributed to a Prepayment Event described in clause (a) and (b) of the definition thereof. At any time after a Temporary Line Block is implemented, if, on a Mandatory Prepayment Collateral Coverage Ratio Test Date, the Mandatory Prepayment Collateral Coverage Ratio is equal to or greater than 2.50 to 1.00, any Temporary Line Block currently in effect shall be reduced or eliminated, as applicable, by the amount that after giving effect to such reduction or the elimination of the Temporary Line Block, the Mandatory Prepayment Collateral Coverage Ratio is equal to or greater than 2.50 to 1.0. Notwithstanding anything in this Agreement to the contrary, if on any date set forth in clause (a) of the definition of Mandatory Prepayment Collateral Coverage Ratio Test Date (A) the Mandatory Prepayment Collateral Coverage Ratio is less than 2.50 to 1.00 and (B) the aggregate outstanding Revolving Loans and the Letter of Credit Liabilities exceeds (1) the Revolving Loan Commitments then in effect (after giving effect to any then existing Temporary Line Block) or (2) during a Borrowing Base Period, the Borrowing Base, then such Borrower or Subsidiary Loan Party shall not utilize such Excess Net Cash Proceeds until such time as the Borrower makes a prepayment of the Revolving Loans in an aggregate amount equal to such excess referenced in clause (B) above.

(vi) Amounts to be applied in connection with prepayments made pursuant to clauses (i)-(iv) of this Section 2.4(b) shall be applied to prepay the Revolving Loans, on a pro rata basis.

(vii) Pending the final application of any such Net Cash Proceeds in accordance with this Section 2.4, the Borrowers and their Subsidiaries may temporarily invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(viii) If, on the date any prepayment of the Revolving Loans under this Section 2.4, there are Letter of Credit Liabilities outstanding, such prepayment shall be applied first, to Revolving Loans outstanding and, second, as cash collateralization for Letter of Credit Liabilities outstanding. In the event that the Borrowers shall be required pursuant to this Section 2.4 to provide cash collateralization for Letter of Credit Liabilities, Borrowers shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in a collateral account (as collateral security in the first instance for the Letter of Credit Liabilities) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

(ix) If on any date the sum of the aggregate outstanding Revolving Loans and the Letter of Credit Liabilities exceeds the lesser of (A) the Revolving Loan Commitments then in effect and (B) during any Borrowing Base Period, the Borrowing Base, the Borrowers shall promptly (but in no event later than the two (2) Business Days after such date) prepay (or in the case of Letter of Credit Liabilities, cash collateralize) the Revolving Loans or Letter of Credit Liabilities in an aggregate amount equal to such excess.

Section 2.5. Interest Rates and Payment Dates.

(a) [Intentionally Deleted].

(b) The Overnight Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Overnight Rate plus the relevant Applicable Margin.

(c) The Revolving Loans shall bear interest for each day during each Peso Interest Period for such Revolving Loans on the unpaid principal amount thereof at a rate per annum equal to the TIIE Rate determined for such Peso Interest Period plus the relevant Applicable Margin.

(d) The Borrowers hereby agree that the interest rates for the TIIE Rate Loans shall vary based on changes in the TIIE Rate in the manner described herein and consents to such adjustments, with such notices as is required in accordance herewith.

(e) Upon the occurrence and during the continuance of an Event of Default under Section 7.1, the principal amount of all Revolving Loans and, to the extent permitted by applicable law, any overdue interest payments on the Revolving Loans or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest, fees or expenses in any Insolvency Proceeding (including any such interest, fees or expenses which, but for the filing of a petition in bankruptcy, would have accrued, whether or not a claim is allowed for such interest in the related Insolvency Proceeding)) payable on demand at a rate that is 2% per annum in excess of the rate otherwise payable hereunder applicable to the Overnight Rate Loans or the TIIE Rate Loans, as applicable. Payment or acceptance of the increased rate of interest provided for in this Section 2.5(e) is not a permitted alternative to timely payment and full compliance with the covenants hereunder and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(f) Except as otherwise provided in paragraph (e) of this Section 2.5, interest on each TIIE Rate Loan shall be payable in arrears on each Peso Interest Payment Date; and interest on each Overnight Rate Loan shall be payable in arrears on the first day of each calendar quarter.

(g) [Intentionally Deleted].

Section 2.6. Letters of Credit. Subject to the terms and conditions of this Agreement and upon the date that a Lender agrees in writing to be an Issuing Lender, the Revolving Loan Commitments may be utilized, upon request of the Borrowers, in addition to the Revolving Loans provided for in Section 2.1(b) hereof, for the issuance by the Issuing Lender of letters of credit (collectively, “Letters of Credit”) for account of any Borrower, provided that the maximum face amount of the Letters of Credit to be issued or modified does not exceed the lesser of (i) MXN$150,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus, without duplication, (2) the aggregate unpaid Reimbursement Obligations with respect to all Letters of Credit outstanding at such time and (ii) the Borrowers’ Availability. As of the Effective Date, the Borrowers acknowledge that because a Lender has not agreed to be the Issuing Lender as of the Effective Date, the Borrowers may not request Letters of Credit. In no event shall the expiration date of any Letter of Credit extend beyond the earlier of the Final Maturity Date and the date 12 months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:

(a) The Borrowers shall give the Administrative Agent at least three Business Days’ irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than thirty days preceding the Final Maturity Date) each Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). Upon receipt of any such notice, the Administrative Agent shall advise the Issuing Lender of the contents thereof.

(b) On each day during the period commencing with the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Loan Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s pro rata percentage based upon its share of the Revolving Loan Commitments then in effect (each a “Pro Rata Share”) of the then undrawn face amount of such Letter of Credit. Each Lender (other than the Issuing Lender) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Lender’s liability under such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of such liability, and each Lender (other than the Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, its Pro Rata Share of the Issuing Lender’s liability under such Letter of Credit.

(c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Borrowers (through the Administrative Agent) of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, each Borrower hereby unconditionally agrees, jointly and severally, to pay and reimburse the Administrative

Agent for account of the Issuing Lender for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind; provided, the Borrowers may make a request to borrow pursuant to subsection (d) below in lieu of making such payment and reimbursement in cash to the Administrative Agent for account of the Issuing Lender.

(d) Forthwith upon its receipt of a notice referred to in clause (c) of this Section 2.6, the Borrowers shall advise the Administrative Agent whether or not the Borrowers intend to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment and, if it does, submit a notice of such borrowing in accordance with the terms of this Agreement. In the event that the Borrowers fail to so advise the Administrative Agent, or if the Borrowers fail to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment, the Administrative Agent shall give each Lender prompt notice of the amount of the demand for payment, specifying such Lender’s Pro Rata Share of the amount of the related demand for payment.

(e) Each Lender (other than the Issuing Lender) shall pay to the Administrative Agent for account of the Issuing Lender at the Administrative Agent’s offices and in the accounts set forth in Schedule 10.6, in Pesos (at the New York office and account of the Administrative Agent) and in immediately available funds, the amount of such Lender’s Pro Rata Share of any payment under a Letter of Credit upon notice by the Issuing Lender (through the Administrative Agent) to such Lender requesting such payment and specifying such amount. Each such Lender’s obligation to make such payments to the Administrative Agent for account of the Issuing Lender under this clause (e), and the Issuing Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) the failure of any other Lender to make its payment under this clause (e), (ii) the financial condition of the Borrowers (or any other account party), (iii) the existence of any Default or Event of Default or (iv) the termination of the Revolving Loan Commitments. Each such payment to the Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Upon the making of each payment by a Lender to the Issuing Lender pursuant to clause (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrowers hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrowers hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Lender pursuant to clause (g) of this Section 2.6). Upon receipt by the Issuing Lender from or for account of the Borrowers of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security)

the Issuing Lender shall promptly pay to the Administrative Agent for account of each Lender entitled thereto, such Lender’s Pro Rata Share of such payment, each such payment by the Issuing Lender to be made in the same money and funds in which received by the Issuing Lender. In the event any payment received by the Issuing Lender and so paid to the Lenders hereunder is rescinded or must otherwise be returned by the Issuing Lender, each Lender shall, upon the request of the Issuing Lender (through the Administrative Agent), repay to the Issuing Lender (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in clause (j) of this Section 2.6.

(g) The Borrowers shall pay to the Administrative Agent for account of the Issuing Lender in respect of each Letter of Credit an issuance fee payable in Dollars in an amount equal to (A) 2.25% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears payable quarterly in arrears on the last Business Day of each December, March, June and September and on the Final Maturity Date or such earlier date as the Revolving Loan Commitments shall terminate as provided herein, commencing on the date such Letter of Credit is issued and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day or any expiration or termination thereof) or (B) if such Letter of Credit is issued by Administrative Agent to a commercial bank at the request of Borrowers to backstop a letter of credit issued by such commercial bank, the fee charge by such commercial bank for the issuance of such letter of credit, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. The Issuing Lender shall pay to the Administrative Agent for account of each Lender (other than the Issuing Lender), from time to time at reasonable intervals (but in any event at least monthly), but only to the extent actually received from the Borrowers, an amount equal to such Lender’s Pro Rata Share of all such fees in respect of each Letter of Credit (including any such fee in respect of any period of any renewal or extension thereof). In addition, the Borrowers shall pay to the Administrative Agent for account of the Issuing Lender a fronting fee payable in Dollars in respect of each Letter of Credit in an amount equal to the greater of (i) US$2,500 and (ii) 0.20% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, payable quarterly in arrears on the last Business Day of each December, March, June and September and on the Final Maturity Date or such earlier date as the Revolving Loan Commitments shall terminate as provided herein, commencing on the date such Letter of Credit is issued) and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day or any expiration or termination thereof) plus all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit. In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(h) Promptly following the end of each calendar month, the Issuing Lender shall deliver (through the Administrative Agent) to each Lender and the Borrowers a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month, which notice shall list the Letters of Credit by number and by beneficiary. Upon the request of any Lender from time to time, the Issuing Lender shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.2 hereof, be subject to the applicable conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrowers shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Lender shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Collateral Document, the provisions of this Agreement and the Collateral Documents shall control.

(j) To the extent that any Lender fails to pay any amount required to be paid pursuant to clause (e) or (f) of this Section 2.6 on the due date therefor, such Lender shall pay interest to the Issuing Lender (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the TIIE Rate (as in effect from time to time) plus 2%.

(k) The issuance by the Issuing Lender of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.6 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (y) each Lender shall have consented thereto.

(l) Each Borrower hereby indemnifies and holds harmless each Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (or which may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by the Issuing Lender under any Letter of Credit;

provided that the Borrowers shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (w) a breach by a Lender of its obligations under Section 2.6 hereof, (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit, (y) in the case of the Issuing Lender, such Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, or (z) the breach by the Issuing Lender of its obligations under this Section 2.6. Nothing in this Section 2.6 is intended to limit the other obligations of the Borrowers, any Lender or the Administrative Agent under this Agreement.

Section 2.7. Computation of Interest and Fees.

(a) Interest in respect of the Revolving Loans shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrowers and the Lenders of each determination of the TIIE Rate; provided, however, that any failure to do so shall not relieve the Borrowers of any liability hereunder.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.5(a) and (b).

Section 2.8. Cost of Funding; Inability to Determine Interest Rate.

(a) If the Majority Lenders determine that for any reason in connection with any request for a TIIE Rate Loan or continuation thereof that (a) Peso deposits are not being offered to banks for the applicable amount and Peso Interest Period of such TIIE Rate Loan, (b) adequate and reasonable means do not exist for determining the TIIE Rate for any requested Peso Interest Period with respect to a proposed TIIE Rate Loan, or (c) the TIIE Rate for any requested Peso Interest Period with respect to a proposed TIIE Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain TIIE Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of TIIE Rate Loans or, failing that, will be deemed to have converted such request into a request for a Overnight Rate Loan in the amount specified therein.

(b) TIIE Rate. If, for any Peso Interest Period, the TIIE Rate ceases to be published and no Substitute TIIE Rate is published by Banco de México, the Administrative Agent shall promptly give notice by facsimile or electronic transmission of such determination to the

Borrowers and each Lender. If such notice is given and until such notice has been withdrawn by the Administrative Agent, then any portion of the outstanding principal balance hereof which bears interest determined in relation to the TIIE Rate shall, subsequent to the end of the Peso Interest Period applicable thereto, bear interest at the latest TIIE Rate that has been published by Banco de México.

Section 2.9. Maximum Interest Rate. Anything in this Agreement or any Notes to the contrary notwithstanding, the interest rate on any Revolving Loans shall in no event be in excess of the maximum permitted by Applicable Law.

Section 2.10. Fees.

(a) Administration Fee. The Borrowers will pay to the Administrative Agent, for its account, an administration fee in the amount and at the times agreed to by the Administrative Agent and the Borrowers in a separate fee letter (the “Fee Letter”).

(b) Facility Fees. The Borrowers agree to pay in Pesos to the Administrative Agent, for the account of each Lender a commitment fee for the period from and including the Effective Date to the Final Maturity Date, computed at the Facility Fee Rate on the average daily amount of the Available Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each December, March, June and September and on the Final Maturity Date or such earlier date as the Revolving Loan Commitments shall terminate as provided herein, commencing on the Effective Date.

(c) Lead Arranger. The Borrowers will pay to the Lead Arranger, for its account, the fees in the amounts and at the times agreed to by the Lead Arranger and Borrowers in the Fee Letter.

(d) Upfront Fee. The Borrowers agree to pay to the Administrative Agent, for the account of each Lender providing a new Revolving Loan Commitment (other than ING) pursuant to converting the Reserve Commitment Amount to a Revolving Loan Commitment pursuant to the terms hereof or pursuant to Section 2.1(d) hereof, in consideration of such new commitment, a one-time fee up to 0.50% of each such Lender’s Revolving Loan Commitment which shall be fully earned and non-refundable on the effective date of such Revolving Loan Commitment and shall be payable in Dollars.

Section 2.11. Pro Rata Treatment and Payments.

(a) Except as otherwise provided in Sections 2.12, 2.13, 2.14 and/or 2.15, each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans (i) shall be made pro rata according to the respective outstanding principal amounts of the Lenders’ respective Revolving Loan Commitments, as determined by the Administrative Agent on the date immediately prior to such payment date and (ii) shall be made to each Lender pro rata according to the respective outstanding principal amounts of the Revolving Loans held by each Lender.

(b) Payments by the Borrowers of (i) principal and interest in respect of the Revolving Loans shall be made in Pesos, and payments by the Borrowers of fees on the

Revolving Loan Commitments shall be made in Pesos and (ii) all other amounts shall be made in Dollars or as otherwise agreed to by the Borrowers and the Administrative Agent or the Lender to whom such other amount is payable. All payments (including prepayments) to be made by the Borrowers on account of principal, interest, fees and other amounts due and payable hereunder shall be made without set-off, deduction, withholding or counterclaim, and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lender or Lenders entitled to receive the same, at the Administrative Agent’s offices and accounts set forth in Schedule 10.6, in Dollars (at the New York office and account designated by the Administrative Agent) or Pesos (at the Mexico City office and account designated by the Administrative Agent), as required by the terms hereof, and in immediately available funds. The Administrative Agent shall distribute such payments to the Lender or Lenders entitled to receive the same promptly upon receipt in like funds as received. If any payment on a Revolving Loan becomes due and payable on a day other than a Business Day therefor, the maturity thereof shall be extended to the next succeeding Business Day for such Revolving Loan unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of the Revolving Loans available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Effective Date or on each Borrowing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the TIIE Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of the Revolving Loans is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall notify the Borrowers of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Revolving Loans which were to have been made by such Lender, on demand, from the Borrowers.

(d) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lender or Lenders entitled thereto their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average TIIE Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

Section 2.12. Taxes.

(a) Any and all payments by (or on behalf of) the Borrowers under the Loan Documents shall be made free and clear of, and without deduction or withholding for, any and all Taxes. In addition, the Borrowers shall pay all Other Taxes (excluding in the case of each Lender and Agent, federal and state income taxes).

(b) If any Loan Party (or any Person on its behalf) shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable under any Loan Document, then:

(i) the sum payable shall be increased by such additional amounts (the “Additional Amounts”) as necessary so that, after making all required deductions and withholdings applicable to Additional Amounts payable hereunder, the recipient thereof receives an amount equal to the sum that it would have received and retained had no such deductions or withholdings been made, unless such recipient has agreed to receive a lesser amount in a written instrument executed by such recipient, the Borrowers and the Administrative Agent, and

(ii) the Borrowers (or other Person on its behalf) shall make such deductions and withholdings and promptly shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law.

(c) Each Borrower agrees to indemnify and hold harmless each Person entitled to receive any payment under the Loan Documents for the full amount of Taxes, Other Taxes and Further Taxes in the amount that such recipient specifies as necessary under Applicable Law to preserve the after-tax yield it would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Person makes written demand therefor. Should the Borrowers believe that any such Taxes, Other Taxes or Further Taxes for which it has so indemnified any Person were incorrectly asserted, the Borrowers may (so long as any such actions could not reasonably be expected to have an adverse effect on such Person) institute proceedings or otherwise make claims to recover such amounts and, should any such amounts be so recovered, the Borrowers shall retain all such amounts.

(d) Within 45 days after the date of any payment by the Borrowers of any Taxes, Other Taxes or Further Taxes in connection with any payment by it under the Loan Documents, the Borrowers shall furnish to the Administrative Agent (for distribution to the Lenders) the original or a certified copy of a receipt evidencing payment thereof (or if paid electronically, adequate payment confirmation evidence as available under Applicable Law), or other evidence of payment reasonably satisfactory to each applicable Lender or the Administrative Agent.

(e) As of the Effective Date, each Lender acknowledges and agrees that such Lender is an Eligible Assignee. If the Borrowers are required to pay any amount to any Person pursuant to either paragraph (b) or (c) in an amount greater than would otherwise be applicable if such Person is registered with the Hacienda, then such Person shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or other relevant office so as to eliminate any such additional payment by the Borrowers that may thereafter accrue, if such change (in the sole judgment of such Person) is not otherwise disadvantageous to such Person and shall cooperate with the Borrowers to recover any contested amount.

(f) Unless the Borrowers waive such requirement in writing, each Lender which is not a Mexican Financial Institution shall deliver to the Borrowers (i) on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) and (ii) at such other times as may be necessary in the reasonable determination of the Borrowers, following request by the Borrowers to such Lender (which request may only be made twice during any fiscal year and upon any change in Applicable Law with respect to Taxes), a certificate confirming that such Lender complies with the requirements listed in clauses (x) through (z) of Section 4.13.

(g) The Lender shall promptly (and in any event within thirty (30) days after receipt of such credit) reimburse to the Borrowers an amount in Dollars equal to the amount, if any, of any Taxes, Other Taxes or Further Taxes deducted or withheld by the Borrowers hereunder and actually used by the Lender to offset its tax liabilities in the United States of America or any other jurisdiction. On or prior to July 1 of each calendar year, each Lender will give notice to the Borrowers regarding the amount, if any, of the tax credit obtained by the Lender for the prior calendar year pursuant to the above, and the Lender will advance the corresponding Dollar amount to the Borrowers, if any, within ten Business Days following the date of such notice. The Borrowers’ indemnification and reimbursement rights and the Lender’s reimbursement obligations under this Section 2.12 shall survive the termination of this Agreement until six months after all of the Lenders’ tax returns for the years during which the Agreement was in existence are originally filed with the U.S. Internal Revenue Service or the applicable Governmental Authority in any other jurisdiction.

(h) Any Lender that is entitled to an exemption from or reduction of withholding; tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy-to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if any payment made hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if the recipient of such payment fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such recipient shall use commercially reasonable efforts to deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by such Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to such Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by such Borrower or the Administrative Agent sufficient for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such applicable reporting and other requirements of FATCA.

Section 2.13. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain any TIIE Rate Loan hereunder or convert Overnight Rate Loans into TIIE Rate Loans, then such Lender shall promptly notify the Administrative Agent and the Borrowers thereof and such Lender’s obligation to make or continue, or to convert Overnight Rate Loans into TIIE Rate Loans shall be suspended until such time as such Lender may again make and maintain such Revolving Loans (in which case the provisions of Section 2.15 hereof shall be applicable) and, unless and until the Borrowers exercise the rights granted in the next sentence, such Lender’s pro rata share of all existing Revolving Loans and all subsequent Revolving Loans shall be made as Overnight Rate Loans (and such Lender’s share of interest payments shall reflect the foregoing), in each case, until such time as such Lender may again make and maintain such TIIE Rate Loans (in which case the provisions of Section 2.15 hereof shall be applicable). In the event such a notification is made, the Borrowers shall have the right, but not the obligation, upon written notice to the Administrative Agent, on or before 10:00 A.M. (Central time) on or before ten Banking Days following receipt of notice from such Lender, to reduce the individual Revolving Loan Commitment of such Lender to zero upon making a prepayment, to be treated as a voluntary prepayment to the extent not inconsistent with the provisions of this Section, equal to the amount of such Lender’s outstanding Revolving Loans plus any funding losses attributed to the portion of such payment applied to the TIIE Rate Loans as provided herein. In the event the Borrowers make such an election, then, notwithstanding any provisions of this Agreement to the contrary, the amount of such prepayment shall be applied to outstanding TIIE Rate Loans, as appropriate, to the extent of such Lender’s pro rata share thereof and, along with the amount paid on account of such funding losses, distributed to the Lender making such determination and as to which the Borrowers have made such election.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender, or the Mexican interbank market, as may be appropriate, any other condition affecting this Agreement or Revolving Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make Revolving Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and the calculations of such amounts in reasonable detail, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error, provided that the determinations shall be made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) For purposes of this Section 2.14, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement and shall be considered to be a Change in Law regardless of the date enacted or implemented.

Section 2.15. Funding Compensation Fee. The Borrowers agree to pay each Lender a prepayment compensation fee to cover the costs and expenses that Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment on any applicable scheduled payment date of any principal amount of the TIIE Rate Loan of such Lender then due, (b) default by the Borrowers in making a borrowing of TIIE Rate Loans or any prepayment after the Borrowers have given a notice in accordance with Section 2.2 or 2.4(a), respectively, and (c) the making by the Borrowers of a prepayment of the Revolving Loans on a day which is not the last day of the Peso Interest Period with respect thereto (whether or not the Administrative Agent or such Lender has previously consented to such prepayment). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation of such amounts in reasonable detail shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. This covenant shall survive termination of this Agreement and payment of the Revolving Loans.

Section 2.16. Sharing of Payments, etc.

(a) Except with respect to voluntary prepayments made by Borrowers pursuant to Section 2.4(a) which are made pro rata to Lenders with a Revolving Loan Commitment, if any Lender shall obtain on account of the Obligations owing to it hereunder or in respect of its Revolving Loan any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Sharing Percentage of payments on account of the Obligations obtained by all the Lenders, such Lender shall forthwith (i) notify the Administrative Agent of such fact and (ii) purchase from the other Lenders such participations in such amounts as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Sharing Percentage (determined for this purpose according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.16 and will in each case notify the Lenders and the Borrowers following any such purchases. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards fees and expenses due to Administrative Agent, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iv) fourth, towards Obligations of Borrowers under any Lender Hedging Agreement pursuant to the terms thereof.

Section 2.17. Change of Lending Office. Each Lender that is not a Mexican Financial Institution agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12, 2.13 or 2.14(a) as to it, it will use its commercially reasonable efforts to avoid or minimize the consequence of such event; provided that such action shall not, in the judgment of such Lender, as the case may be, be illegal or materially and adversely economically or otherwise disadvantageous to it. If such Lender is entitled to compensation for the events specified under Section 2.12 or 2.14(a), or the Borrowers are required to make a prepayment as a result of the operation of Section 2.13, such Lender shall endeavor for a period of 30 days to designate a different Lending Office for any Obligation affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, result in any economic, legal or regulatory or other disadvantage to such Lender or any of its affiliates.

Section 2.18. Replacement of Lenders. The Borrowers may, upon no less than three Business Days’ notice, require that any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.14(a), (b) may receive from the Borrowers a prepayment as a result of the operation of Section 2.13, (c) defaults in its obligation to make its Loan hereunder or its reimbursement obligations under Section 2.6 or any other amount required to be paid by it or (d) is insolvent or subject to a bankruptcy proceeding, be replaced with a replacement financial institution identified by the Borrowers in such notice; provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have eliminated the continued need for payment of amounts owing pursuant to Section 2.12 or 2.14(a) or the operation of Section 2.13, (iv) the replacement financial institution shall purchase, at par, the Loan and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.15 if the Loan owing to such replaced Lender shall be purchased other than on the last day of a Peso Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.9 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.14(a), as the case may be and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions to Effective Date. This Agreement shall become effective on the date on which the following conditions precedent have been satisfied or waived:

(a) Agreements. The Administrative Agent shall have received this Agreement and the other Loan Documents (other than the Loan Documents described in Section 3.2(h) below), duly executed and delivered by each party hereto.

(b) Opinion of Borrowers’ Counsel. The Administrative Agent shall have received an opinion (addressed to the Administrative Agent and dated the Effective Date) of each of (i) Baker & McKenzie LLP, counsel to the Loan Parties, in substantially the form of Exhibit D-1 and (ii) Baker & McKenzie Abogados, S.C., special Mexican counsel to the Loan Parties, in substantially the form of Exhibit D-2. The Administrative Agent shall have received an opinion (addressed to the Administrative Agent) of each of (i) Patton Boggs LLP, counsel to Administrative Agent and (ii) Galicia Abogados, S.C., special Mexican counsel to the Administrative Agent. Each of the Loan Parties hereby requests such counsel to deliver such opinions.

(c) Approvals. (i) All consents and approvals, if any, required or reasonably advisable to be obtained from any Government Authority or other Person in connection with the Transactions and the execution, delivery and performance by, and enforcement against, the Loan Parties of the Loan Documents shall have been obtained and copies of all such consents and approvals shall have been delivered to Administrative Agent and (ii) all consents and approvals, if any, required or reasonably advisable to be obtained in connection with the business and operations of the Borrowers and their Subsidiaries shall have been obtained and be in full force and effect, and all registrations, applications, reports and other documents, if any, required or reasonably advisable to be filed and/or registered with any Governmental Authority in connection therewith shall have been filed and/or registered.

(d) Organizational Documents Incumbency, etc. The Administrative Agent shall have received the following documents, all in form and substance satisfactory to the Administrative Agent: (i) copies of the certificate of incorporation, by-laws, estatutos sociales or other equivalent document of each of the Loan Parties certified by an appropriate officer of such Loan Party as true and correct and in full force and effect, (ii) an incumbency certificate designating the officers of each of the Loan Parties (together with their specimen signatures) authorized to execute and deliver each of the Loan Documents to which it is a party and any other document or certificate to be delivered by such Loan Party in connection with the transactions contemplated hereby, (iii) copies of the notarial instruments or equivalent documents containing the powers of attorney authorizing the relevant officers of each of the Loan Parties to execute and deliver the Loan Documents to which it is a party and any other document or certificate to be delivered by such Loan Party in connection with the transactions contemplated hereby, including with respect to Loan Parties incorporated under the laws of México authority for acts of administration (poder para actos de administración) and authority to execute negotiable instruments (poder para suscribir títulos de crédito) and (iv) if such resolution is required under the organizational documents of any Loan Party or otherwise, copies of the resolutions of the Board of Directors and/or shareholders of such Loan Party, certified by an appropriate officer of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated hereby and thereby.

(e) Closing Certificate. The Administrative Agent shall have received a certificate from each Loan Party, dated the Effective Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(f) Payment of Fees and Expenses. The Borrowers shall have paid all fees and expenses payable on or before the Effective Date (including reasonable legal fees of special Mexican counsel to the Administrative Agent).

(g) Agent for Service of Process. The Administrative Agent shall have received (i) in the case of Loan Parties incorporated under the laws of México, a certified copy of the applicable notarial deed by which each Borrower and each Guarantor has granted an irrevocable power of attorney (which shall comply with the 1940 Protocol on Uniformity of Powers of Attorney which are to Be Used Abroad, as ratified by México and the United States) to the agent for service of process in New York, New York appointed pursuant to Section 10.11 and (ii) an executed copy of a letter from such agent accepting its appointment pursuant to Section 10.11, in substantially the form of Exhibit F or such other form acceptable to the Administrative Agent.

(h) Representations and Warranties. The representations and warranties of each Loan Party contained in the Loan Documents are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(i) No Event of Default. As of the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(j) No Material Adverse Change. The Administrative Agent shall not have reasonably determined, in its sole discretion, that there shall have occurred any material adverse change in the condition (financial or otherwise), operations, performance, business, or properties of the Borrowers, their respective Subsidiaries, and the Guarantors taken as a whole, since December 31, 2010.

(k) Litigation. The Administrative Agent shall not have reasonably determined, in its sole discretion, that there shall have occurred any actions, suits, proceedings, claims or disputes pending or threatened (whether at law, in equity, in arbitration or by or before any Governmental Authority) against the Borrowers, Guarantors, or any of their Subsidiaries or any of their Affiliates which (i) seeks to enjoin or challenge the Loan Documents or (ii) could reasonably be expected to have a Material Adverse Effect.

(l) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.8 is in full force and effect.

(m) Solvency Certificate. The Administrative Agent shall have received a certificate from a financial officer of the Borrowers, reasonably satisfactory in form and substance to the Administrative Agent, confirming the solvency of Borrowers and their Subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby.

In connection with this Section 3.1, the Borrowers shall deliver to the Administrative Agent sufficient copies (executed originals (or copies as applicable) and certified English translations where applicable, except with respect to documents listed in paragraph (e) of this Section 3.1) of all documents for each of the Lenders.

Section 3.2. Conditions to Each Extension of Credit. The obligation of each Lender to make any Revolving Loans, including, without limitation, the initial Revolving Loans, requested to be made by it on any date during the Commitment Period is subject to the satisfaction of the following conditions precedent, provided, that notwithstanding the satisfaction of any of the conditions set forth below, no Revolving Loan may be made pursuant to this Agreement prior to October 21, 2011:

(a) Effective Date. The Effective Date shall have occurred.

(b) Fees and Expenses. The Borrowers shall have paid all fees and expenses payable to the Administrative Agent and the Lenders under or in connection with the Loan Documents which are required to be paid on or before the relevant Borrowing Date.

(c) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2.

(d) Representations and Warranties. The representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct on and as of the relevant Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(e) No Event of Default. No Default or Event of Default shall have occurred and be continuing on the relevant Borrowing Date or shall result from the making of Revolving Loans on such date or the use of the proceeds thereof.

(f) Material Adverse Effect. Since the date of the last Revolving Loan, no Material Adverse Effect shall have occurred.

(g) Borrowing Base. During any Borrowing Base Period, after giving effect to the making of a Revolving Loan or the issuance of a Letter of Credit hereunder, the Borrowers’ Availability would be more than zero.

(h) Delivery of Collateral Documents. With respect to the initial Revolving Loan, the Administrative Agent shall have received, in each case, in form and substance satisfactory to Administrative Agent, (i) with respect to the real estate of the Borrowers and Guarantors located in Mexico in the states of Querétaro, Coahuila and Hidalgo, the ratification before a Mexican Notary Public of the Mortgages for such real estate and evidence that such ratifications have been presented for filing before the corresponding Public Registry of Property, (ii) with respect to each contrato de prenda sin transmisión de posesión (pledge without transfer of possession) and each equity interests pledge agreement in favor of the Administrative Agent with respect to any Borrower or Guarantor that is existing as of the Effective Date, the ratification before a Mexican Notary Public of each such contrato de prenda sin transmisión de posesión and equity interests pledge agreement and (iii) a pledge in favor of Administrative Agent of the equity interests of (x) Inmobiliaria Avicola Pilgrim’s Pride, S. de. R.L. de C.V. made by POPPSA 4, LLC and (y) Avicola Pilgrim’s Pride de Mexico made by Pilgrim’s Pride LLC and Pilgrim’s Pride S. de R.L. de C.V.

(i) Borrowing Date Certificate. If the relevant Borrowing Date occurs on a date other than the Effective Date, the Administrative Agent shall have received a certificate of a Responsible Officer, dated as of such Borrowing Date, of each of the Loan Parties certifying (x) that each of the organizational documents, certificates, powers of attorney and resolutions delivered to the Administrative Agent pursuant to Section 3.1(e) are in full force and effect, and (y) compliance with each of the conditions set forth in Sections 3.2(d), (e), and (g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Lenders and Issuing Lender to make and continue the Revolving Loans and Letters of Credit provided for herein, each Loan Party makes the following representations and warranties to the Lenders and the Administrative Agent, all of which shall survive the execution and delivery of this Agreement:

Section 4.1. Organization. Each Borrower and each of the Loan Parties (a) is duly organized, validly existing, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its properties, to lease the properties it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right could not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and, if applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and, if applicable, in good standing could not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2. Corporate Power and Authority; Enforceable Obligations.

(a) Each Borrower and each other Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder, and has taken all necessary corporate or other organizational action to authorize, in the case of the Borrowers, the borrowings hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party or any other Subsidiary of the Borrowers in connection with the Transactions hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrowers and each other Loan Party is a party, except for consents, authorizations, notices and filings which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(b) This Agreement has been, and each of the other Loan Documents and any other agreement to be entered into by any Loan Party pursuant hereto will be, duly executed and delivered on behalf of such Loan Party that is party thereto. This Agreement constitutes, and each of the other Loan Documents and any other agreement to be entered into by any Loan Party pursuant hereto will constitute upon execution and delivery, the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, concurso mercantil, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.3. Compliance with Law and Other Instruments. Neither the execution, delivery or performance of the Loan Documents in accordance with their respective terms, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene the charter, by-laws, estatutos sociales (or other equivalent organizational documents) of the Borrowers or any other Loan Party or contravene any Requirement of Law to which such Loan Party is subject or any judgment, decree, order or permit applicable to such Loan Party, or will conflict with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party pursuant to the terms of any Contractual Obligation (other than those permitted or required by the Loan Documents, including Permitted Liens) to which such Loan Party is a party or bound or to which it may be subject. Each of the Borrowers and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.4. Litigation and Environmental Matters.

(a) Except as set forth on Schedule 4.4, there are no actions, suits or proceedings pending or, to the best of the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries before any court, tribunal or other Governmental Authority (i) which relates to any Loan Document or the transactions contemplated hereby or thereby or (ii) which individually or in the aggregate could be reasonably expected to have a Material Adverse Effect. The Borrowers and their Subsidiaries are not in default with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers and each of their Subsidiaries conduct in the ordinary course of business a review of the effect of applicable Environmental Laws and existing Environmental Claims on their respective businesses, operations and properties, and as a result thereof each such Person reasonably has concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) All Environmental Permits required by Applicable Law have been obtained and are in effect for the businesses, operations and properties of the Borrowers and their Subsidiaries, and each Borrower and its Subsidiaries are in compliance with all such Environmental Permits, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Claim against any Borrower, any of its Subsidiaries or any of their properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(d) No Hazardous Materials have been (and are not anticipated to be) generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of any Borrower or any of its Subsidiaries, except in compliance with all applicable Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all applicable Environmental Laws and Environmental Permits, except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Approvals. No material Governmental Approval or other material consent or authorization of, filing with notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party or any other Subsidiary of the Borrowers to authorize, or is required in connection with, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of any Loan Document to which any Borrower or each other Loan Party is a party or the taking of any action by any Loan Party hereby or thereby contemplated, or, if any of the foregoing are required, they have been obtained and are in full force and effect.

Section 4.6. Financial Information.

(a) The audited consolidated balance sheets of Avícola and its consolidated Subsidiaries as of December 31, 2008, December 31, 2009, and December 31, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates (the “Annual Financial Statements”), reported on by and accompanied by unqualified reports from Mancera, S.C., member of Ernst and Young Global, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Avícola and its consolidated Subsidiaries. The unaudited consolidated balance sheet of Avícola and its consolidated Subsidiaries as at June 30, 2011, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date (together with the Annual Financial Statements, the “Financial Statements”), present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the three-month period then ended, of Avícola and its consolidated Subsidiaries (subject to the omission of footnotes and normal year-end audit and other adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with Mexican GAAP consistently applied throughout the periods covered thereby. During the period from December 31, 2010 to and including the Effective Date, there has been no sale, transfer or other disposition by Avícola and its consolidated Subsidiaries of any material part of the business or property of Avícola and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Avícola and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date.

(b) Except as disclosed in the Financial Statements (or notes thereto), there are no liabilities or obligations with respect to the Borrowers and their Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) and neither Borrower knows of any basis for the assertion against it or its Subsidiaries of any liability or obligation of any nature that is not fully disclosed in the Financial Statements (or notes thereto) which, in either case, either individually or in the aggregate, are required to be disclosed under Mexican GAAP and could be reasonably expected to have a Material Adverse Effect.

(c) As of the Effective Date, since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Each Borrower and each of its Subsidiaries maintains its books and records (including appropriate copies, backups and archives of such books and records) in accordance with standard industry practice and, where applicable, in accordance with Mexican GAAP.

Section 4.7. Taxes, Assessments and Fees. Each Borrower has timely filed all Tax returns and reports required to have been filed and has paid all taxes and utility and public service charges due, except such taxes and utility and public service charges as are being contested in compliance with Section 5.10 except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8. No Burdensome Restrictions; Compliance with Laws.

(a) Except as previously disclosed to the Lenders in writing prior to the Effective Date, no Requirement of Law applicable to or any Contractual Obligation of any Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

(b) No exchange control law or regulation prevents the Borrowers and their Subsidiaries, taken as a whole, from complying with their obligations in respect of any Revolving Loan, unless the Loan Parties, taken as a whole, can still comply with the Obligations under the Loan Documents.

Section 4.9. Investment Company Act. None of the Loan Parties is an “investment company” required to register as such under the Investment Company Act of 1940, as amended. None of the Borrowers or any of its Subsidiaries are subject to regulation under any federal or state statute or regulation of either the United States or México (other than Regulation X) which prohibits any Borrower’s ability to incur Indebtedness under the Loan Documents.

Section 4.10. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the information relating to the Loan Parties, or their Subsidiaries, set forth in any reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents or delivered hereunder contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 4.11. Absence of Default. No Default or Event of Default has occurred and is continuing.

Section 4.12. Obligations Senior; Recourse; Liens. The Obligations of the Borrowers under this Agreement and the Notes rank at least pari passu in right of payment with all their other senior unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law or permitted under this Agreement. There is no Lien upon or with respect to any of the present or future properties or Indebtedness of the Borrower or its Subsidiaries other than liens permitted or required by this Agreement, including, without limitation, Permitted Liens.

Section 4.13. Withholding Tax. As of the Effective Date, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in México or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or the Notes or the Fee Letter or (ii) on any payment to be made by the Borrowers pursuant to this Agreement, the Notes or the Fee Letter to any Person, except that payments of interest under this Agreement and fees payable hereunder and under the Fee Letter will be subject to a Mexican withholding tax at a rate of 4.9% so long as the payee thereof, that is not a Mexican Financial Institution, (x) is a foreign commercial bank or other financial institution registered with Hacienda for purposes of clause a), subclause 2 of Section I of Article 195 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), the regulations thereunder and any administrative rules issued thereunder, (y) is a resident for tax purposes of a country or the main office of which, if lending through a branch or agency, with which México has entered into a treaty for the avoidance of double taxation and (z) is the effective beneficiary of the interest payment and, if applicable, each Borrower complies with general rules issued by Hacienda. As of the Effective Date, each Borrower is permitted under applicable law, to make all payments pursuant to this Agreement, the Notes and the Fee Letter free and clear of all taxes, levies, imposts, deductions, charges or withholdings imposed, levied or made by or in México or any political subdivision or taxing authority thereof, as provided in this Agreement and in the Notes, without any liability to be borne by the payee in connection with such Mexican withholding tax to the extent that the Borrowers have complied with its obligations in Section 2.12 of this Agreement to pay to the appropriate Mexican authorities applicable withholding taxes required to be paid by the Borrowers.

Section 4.14. Proper Form; No Filing. As of the Effective Date, this Agreement and each other Loan Document to which it is a party is (or, in the case of any Note, will be, upon the issuance thereof in accordance herewith) in proper legal form for the enforcement thereof in México against the Borrowers and each of the other Loan Parties; except for, the registration of the Pledge Agreements before the Public Registry of Commerce corresponding to the corporate domicile of each of the Mexican Persons issuing the equity interests pledged under such Pledge Agreement in accordance with the terms of such Pledge Agreement. As of the Effective Date, to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Fee Letter, the Notes or any other Loan Document in México, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority in México or be notarized, or that any stamp or similar tax be paid on or in respect of this Agreement, the Fee Letter, any of the Notes or any other Loan Document.

Section 4.15. Immunity. Each Loan Party is subject to suit in its jurisdiction of incorporation and neither it nor its property has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court and service of process, attachment or execution with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with any Loan Document. The performance of the Loan Documents by the Loan Parties constitutes private and commercial acts rather than governmental or public acts.

Section 4.16. Properties; Insurance.

(a) Each Borrower and each of its Subsidiaries has good title to, valid leasehold interests in, or right to use, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each Borrower and each of its Subsidiaries owns, or has the legal right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business substantially as currently conducted (the “Intellectual Property”) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower or any Subsidiary know of any such claim and, to the knowledge of any Borrower and its Subsidiaries, the use of such Intellectual Property by the Borrowers and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) All material properties of the Borrowers and each of their Subsidiaries are insured with financially sound, responsible and reputable insurance companies in accordance with Section 5.8.

Section 4.17. Subsidiaries. Schedule 4.17 sets forth the name of, and, if less than 100%, the ownership interest of each Borrower in, each Subsidiary of each Borrower, in each case as of the Effective Date.

Section 4.18. Federal Regulations. No part of the proceeds of any Loan will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 4.19. Labor Matters.

(a) As of the Effective Date, there are no strikes, lockouts or slowdowns against any Borrower or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of each Borrower and its Subsidiaries have not been in violation of any Applicable Law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. All material payments due from any Borrower or any Subsidiary, or for which any claim may be made against any Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrowers or any Subsidiary is bound which could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrowers nor any of their Subsidiaries has taken any action (including any steps to terminate any Compensation Plan), nor made any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, in either case that could reasonably be expected to (i) give rise to a Lien over any of its properties, assets or revenues (other than Permitted Liens) or (ii) result in a Material Adverse Effect.

Section 4.20. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Revolving Loan and after giving effect to the application of the proceeds of such Revolving Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and immediately following the making of each Loan.

Section 4.21. Existing Indebtedness. Schedule 4.21 sets forth a complete and accurate list of all of the Indebtedness for borrowed money of each Borrower and each of its Subsidiaries outstanding as of the Effective Date, showing as of such date the outstanding (or potential) principal amount thereof (the “Existing Indebtedness”). No other Indebtedness has been incurred since the Effective Date except as permitted by the Loan Documents.

Section 4.22. Transactions with Affiliates. Except as otherwise permitted by Section 6.6, neither the Borrowers nor any of their Subsidiaries is a party to any contract or agreement with, or has any other commitment to, any Affiliate.

Section 4.23. Senior Indebtedness. There are no consents or authorizations needed by any Loan Party or the Parent under any agreement relating to material Indebtedness of such Loan Parties or Parent (the “Existing Credit Facilities”) or the Indenture for the Borrowers and the Loan Parties to enter into this Agreement and to consummate the transactions hereunder. The Indebtedness under this Agreement constitutes permitted indebtedness under the Existing Credit Facilities and the Indenture, the Liens granted pursuant to this Agreement and the Loan Documents constitute permitted liens under the Existing Credit Facilities and the Indenture, there is no restriction on the Loan Parties in the Existing Credit Facilities or the Indenture prohibiting such Loan Party from guarantying the Obligations hereunder, and there is no restriction in the Existing Credit Facilities or the Indenture with respect to the making of the mandatory prepayments pursuant to Section 2.4 or the payment of principal and interest hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, from and after the Effective Date and for so long as the Revolving Loan Commitments are in effect and until the cancellation, cash collateralization or expiration of all Letters of Credit, and thereafter until payment in full of the Revolving Loans, the Letter of Credit Liability and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any other Loan Document, each Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

Section 5.1. Senior Obligations. Ensure that its obligations under this Agreement and the Notes at all times rank at least pari passu with all its other present and future direct, indirect, unsecured and unsubordinated Indebtedness, except for obligations accorded preference by mandatory provisions of law or permitted under this Agreement.

Section 5.2. Financial Statements and Other Information. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in no event later than the 180th day after the end of each fiscal year of Avícola, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year for Avícola and its consolidated Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Mancera, S.C., member of Ernst and Young Global, or other independent public accountants of recognized international standing reasonably acceptable to the Administrative Agent to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Avícola and its consolidated Subsidiaries on a consolidated basis in accordance with Mexican GAAP consistently applied;

(b) [INTENTIONALLY DELETED]

(c) as soon as available, but in no event later than the 45th day after the end of each fiscal quarter of each fiscal year of Avícola and its consolidated Subsidiaries (except with respect to the fourth quarter of each fiscal year, within 90 days and, with respect to the comparative financial statements for the quarter ended September 25, 2011, within 90 days of December 25, 2011), its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of Avícola and its consolidated Subsidiaries on a consolidated basis in accordance with Mexican GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with the submission of the same with the Securities and Exchange Commission, for Parent, Form 10-K and 10-Q; provided, however, that if any such report has been electronically filed and is readily available to the public on the Parent’s website or on the website of the Securities and Exchange Commission, each Borrower and its Subsidiaries shall not be required to furnish a paper copy of such report;

(e) concurrently with any delivery of financial statements under clause (a) or (c) above, a certificate of a Responsible Officer of the Borrowers in substantially the form of Exhibit G (each, a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1, and (iii) stating whether any change in Mexican GAAP or in the application thereof has occurred since the date of Avícola’s audited financial statements referred to in Section 4.6 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f) during any Borrowing Base Period, as soon as available and in any event within thirty (30) days of the end of each calendar month, a Borrowing Base Certificate as at the end of such month, accompanied by an account statement for any deposit account containing cash that is included on such Borrowing Base Certificate.

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any of its Subsidiaries with the Comisión Nacional Bancaria y de Valores, the Securities and Exchange Commission, or any other Governmental Authority or securities exchange, or distributed by any Borrower to the holders of its securities generally, as the case may be; provided, however, that if any such report, proxy statement, or other materials has been electronically filed and is readily available to the public on the Parent’s website or on the website of the Securities and Exchange Commission, each Borrower and its Subsidiaries shall not be required to furnish a paper copy of such report; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or regarding compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.3. Notices of Material Events. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of any Borrower knows of the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of any Borrower knows, any litigation, investigation or proceeding which exists at any time between any Borrower or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of any Borrower knows of any litigation or proceeding affecting any Borrower or any of its Subsidiaries or in which injunctive or similar relief is sought, in each case, that could reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 10 days after a Responsible Officer of any Borrower or any of its Subsidiaries knows, the occurrence of any action (including any steps to terminate any Compensation Plan) or any omission (including any failure to make any required contribution to any Compensation Plan) with respect to any Compensation Plan, in either case the result of which could reasonably be expected to result in a Material Adverse Effect;

(e) as soon as possible after a Responsible Officer of any Borrower knows of any Material Adverse Effect;

(f) as soon as possible after a Responsible Officer of any Borrower knows (i) any release or discharge by any Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, which any Borrower reasonably determines would reasonably be expected to exceed MXN$200,000,000 or to have a Material Adverse Effect, and (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in liability under applicable Environmental Laws, which any Borrower reasonably determines would reasonably be expected to exceed MXN$200,000,000 or to have a Material Adverse Effect; and

(g) at the request of any Lender, within 10 days after such request, an updated organization chart of Borrowers and their Subsidiaries stating whether any new Subsidiary has been formed or incorporated since the previous year.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers proposes to take with respect thereto.

Section 5.4. Use of Proceeds. Use the proceeds of Revolving Loans extended by the Lenders solely for general corporate purposes (including the payment of any dividend permitted pursuant to the terms of this Agreement), for working capital purposes, to finance capital expenditures, and to refinance the Original Credit Agreement.

Section 5.5. Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence (except as permitted herein) and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Borrowers and their Subsidiaries’ business and comply with all Contractual Obligations and Requirements of Law, except as permitted in the Loan Documents or to the extent that failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.6. Maintenance of Government and Third Party Approvals. Maintain in full force and effect all Governmental Approvals (including any exchange control approvals), and other third party approvals, consents, licenses and authorizations which may be necessary or appropriate under any applicable law or regulation (a) for the conduct of its business except to the extent that such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) for the execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party and for the validity or enforceability against it hereof and thereof, and take all necessary governmental and administrative action to make all payments to be made by it hereunder and thereunder. The Borrowers will file all applications necessary for, and shall use its reasonable best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Borrowers to perform their obligations hereunder or under this Agreement and the other Loan Documents, including, but not limited to, any filings necessary to obtain payment in Dollars in respect of any fees owing hereunder that are required to be paid in Dollars or under the other Loan Documents in Dollars that are required to be paid in Dollars.

Section 5.7. Compliance with Laws and Other Instruments. Comply in all material respects with (a) all applicable Requirements of Law and (b) any of the terms, covenants, conditions or provisions of any Contractual Obligations except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.8. Maintenance of Properties; Intellectual Property; Insurance. Keep and maintain (a) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) all of its (and its right to use) patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses or other intellectual property rights, the non-preservation or non-renewal of which (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect and (c) maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as customarily carried by companies engaged in the same or similar businesses and owning and/or operating properties similar to those owned and/or operated by the Borrowers or such Subsidiary, as the case may be, in the same general areas in which the Borrowers or such Subsidiary owns and/or operates its properties; provided that the Loan Parties may self-insure for workmen’s compensation, group health risks and their live chicken inventory in accordance with applicable industry standards. No Loan Party will be prevented by this covenant from discontinuing those operations or disposing of or suspending the maintenance of those properties which, in the reasonable judgment of such Loan Party, is no longer necessary or useful in the conduct of such Loan Party’s business or would not result in a Material Adverse Effect.

Section 5.9. Books and Records, Inspection and Audit Rights.

(a) Keep proper books of records and account in which full, complete and correct entries in conformity with Mexican GAAP and all Requirements of Law in all material respects shall be made of all material dealings and transactions in relation to its business and activities.

(b) Permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, in each case during normal business hours and as often as reasonably requested.

Section 5.10. Payment of Tax Obligations. Pay its Tax liabilities before the same shall become delinquent or in default, except where (a)(i) being contested in good faith by appropriate proceedings diligently conducted and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, (ii) the applicable Borrower or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Mexican GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or (b) the amount of such Tax liabilities does not exceed MXN$30,000,000.

Section 5.11. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, of the Borrowers or their Subsidiaries with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants, if any, of the Borrowers or their Subsidiaries obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where such failure to comply could not reasonably be expected to result in a Material Adverse Effect and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except where such orders and directives are being contested in good faith and the Borrowers or the relevant Subsidiary have set aside on their books adequate reserves with respect to the liabilities that could reasonably be expected to result therefrom in accordance with Mexican GAAP or except where such failure could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Further Assurances. Do and perform, and cause each of its Subsidiaries to do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as may be reasonably requested by the Administrative Agent in order to effect fully the purposes of the Loan Documents.

Section 5.13. Subsidiaries; Guarantors.

(a) With respect to each Subsidiary created or acquired subsequent to the Effective Date by any Borrower or any of its Subsidiaries, promptly notify the Administrative Agent of such event.

(b) With respect to each Subsidiary which becomes a Guarantor after the date hereof, cause such Guarantor to (i) promptly execute and deliver to the Administrative Agent for the benefit of the Lenders a Guarantor Accession Agreement substantially in the form of Exhibit H, (ii) deliver all certificates, instruments and opinions as the Administrative Agent may reasonably request in connection therewith and (iii) take all other actions that the Administrative Agent may reasonably request to cause such Guarantor to Guarantee the Obligations and to ensure the validity and enforceability of such Guarantee.

Section 5.14. Post Closing Obligations. Comply with the requirements set forth on Schedule 5.14 within the period set forth therein.

Section 5.15. Operations. Prior to the time in which all of the Equity Interests of Avícola are pledged pursuant to a Pledge Agreement, Avícola will at all times remain a holding company and not engage in any substantive operations other than the ownership of its Subsidiaries.

Section 5.16. Pledge Agreement. With respect to the merger of POPPSA 3, LLC and POPPSA 4, LLC, within 5 Business Days thereof, POPPSA 4, LLC shall ratify the Pledge Agreement made by POPPSA 3, LLC and include a notation on its books and records that the stock pledged by POPPSA 3, LLC is now pledged by POPPSA 4, LLC.

Section 5.17. Avícola Equity Holder Pledge Agreement. If, on the Effective Date, an Avícola Equity Holder is prohibited under the terms of the Indenture or the Parent Existing Credit Facility from executing and delivering a Pledge Agreement, and subsequent to such date, the Avícola Equity Holder is no longer prohibited by the terms thereof, the Borrowers shall promptly notify Administrative Agent and shall cause the Avícola Equity Holder to execute and deliver such Pledge Agreement, in form and substance reasonably acceptable to Administrative Agent and substantially similar to the Pledge Agreements delivered on or before the Effective Date, on or before the date ending thirty (30) days after the date the Avícola Equity Holder is no longer so prohibited.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants and agrees that from and after the Effective Date, for so long as the Revolving Loan Commitments are in effect and until the cancellation, cash collateralization or expiration of all Letters of Credit, and thereafter until payment in full of the Revolving Loans, the Letter of Credit Liability and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any other Loan Document, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.1. Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of Avícola and its Subsidiaries to exceed 0.50 to 1.00.

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter for the previous eight quarter period of Avícola and its Subsidiaries to be less than 1.25 to 1.00.

Section 6.2. Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Equity Interests of the Borrowers or options, warrants or other rights to purchase Equity Interests of the Borrowers) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrowers or such Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) Subsidiaries may declare and pay or make dividends ratably with respect to their Equity Interests;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers may make non-cash dividends to the holders of its Equity Interests solely in Equity Interests of the Borrowers or options, warrants and other rights to purchase Equity Interests of Borrowers;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, each Borrower may purchase Equity Interests of such Borrower or any of its Subsidiaries from present or former officers, directors or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the Board of Directors; provided that the aggregate principal amount paid in respect of all such Equity Interests so purchased (net of any proceeds received by such Borrower subsequent to the date hereof in connection with resales of any Equity Interests or options to purchase Equity Interests so purchased) shall not exceed during any fiscal year of the Borrowers, MXN$5,000,000;

(d) Avícola may consummate the intercompany restructuring providing for the purchase by the Borrower of the Equity Interests of Pilgrim’s Pride, LLC;

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers or a Subsidiary Loan Party may repurchase, redeem, defease, retire or acquire any Equity Interests of a Subsidiary Loan Party; and

(f) Avícola may make Restricted Payments to the Parent in an amount not to exceed in the aggregate MXN$65,000,000, so long as before and after giving effect to such dividend (i) Availability is at least 50% of the aggregate Revolving Loan Commitments, (ii) no Default shall have occurred and be continuing or would result therefrom, (iii) Borrowers’ Consolidated Leverage Ratio, on a pro forma basis, is not greater than 0.25 to 1.0 provided, that, for purposes of determining compliance with the Consolidated Leverage Ratio, any intercompany loans from Avícola and its Subsidiaries to the Parent and the Parent’s Domestic Subsidiaries shall be subtracted from the calculation of Consolidated Assets to the extent not already subtracted, (iv) Borrowers are in pro forma compliance with all other covenants (including, without limitation, Section 6.1(b) hereof), and (v) (A) the fair value of the assets of Avícola, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (B) the present fair saleable value of the property of Avícola will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (C) Avícola will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (D) Avícola will not have unreasonably small capital with which to conduct the business in which it is engaged.

Section 6.3. Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments existing on the Effective Date and set forth on Schedule 6.3;

(b) cash and Temporary Cash Investments;

(c) Investments by the Borrowers and their Subsidiaries in Equity Interests in their respective Subsidiaries that are Loan Parties;

(d) loans or advances made by any Borrower to any Subsidiary that is a Loan Party and made by any Subsidiary to any Borrower or any other Subsidiary that is a Loan Party;

(e) extensions of trade credit in the ordinary course of business;

(f) loans and advances to employees of any Borrower or any of its Subsidiaries in the ordinary course of business for bona fide purposes (including for travel, entertainment and relocation expenses);

(g) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, suspensión de pagos, quiebra or concurso mercantil of such trade creditors or customers;

(h) Investments permitted under Sections 6.2 and 6.8;

(i) loans and advances to employees and contract growers in an aggregate amount not to exceed MXN$300,000,000 at any time outstanding;

(j) [Intentionally Deleted]; and

(k) Investments not covered by clauses (a) through (j) above, in an amount not to exceed at any time an aggregate of MXN$250,000,000.

Section 6.4. [Reserved.]

Section 6.5. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Subsidiary owned by any Borrower or any other of its Subsidiaries, (b) pay any Indebtedness owed to any Borrower or any other of its Subsidiaries, (c) make loans or advances to any Borrower or any other of its Subsidiaries, or (d) transfer any of its property or assets to any Borrower or any other of its Subsidiaries, other than:

(i) encumbrances and restrictions existing on the Effective Date and set forth on Schedule 6.5 incurred in connection with obligations existing on the Effective Date or any extension or refinancing thereof (excluding any amendment or modification expanding the scope of any such encumbrance or restriction);

(ii) encumbrances and restrictions existing with respect to any Person or the property or assets of such Person acquired by any Borrower or any of its Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder;

(iv) customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset; and

(v) encumbrances and restrictions contained in the terms of any Indebtedness incurred in accordance with Section 6.8 or any agreement pursuant to which such Indebtedness was issued if (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (ii) the encumbrance or restriction is not materially more disadvantageous to the Administrative Agent or the Lenders than is customary in comparable financings (as determined by the Borrowers in good faith), and (iii) such encumbrance or restriction would not materially affect the Borrowers’ ability to make principal or interest payments on the Revolving Loans (as determined by the Borrowers in good faith);

(vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(vii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(viii) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Permitted Lien;

(ix) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of assets or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x) provisions with respect to the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xii) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations above provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.6. Limitation on Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to any Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.2, (d) any Investment permitted by Section 6.3(a)-(k) and (e) any Indebtedness permitted by Section 6.8(a)-(g).

Section 6.7. Limitation on Liens. Create, incur, assume or suffer to exist any Lien on any of the Borrowers’ or any of its Subsidiaries’ assets or properties of any character, or on any shares of Equity Interests or Indebtedness of any of its Subsidiaries, except:

(a) Liens in existence on the Effective Date and listed on Schedule 6.7 and other Liens, securing Indebtedness of the Borrowers and their Subsidiaries permitted by Section 6.8(a); provided that such Lien (i) shall not apply to any other property or asset of the Borrowers or any Subsidiary after the Effective Date and (ii) shall secure only those obligations which it secures on the date hereof;

(b) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of any Borrower after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of any Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any of its Subsidiaries, (iii) the Indebtedness secured thereby does not exceed 75% of the fair market value of such property or asset and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of any Borrower, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c) Permitted Liens.

Section 6.8. Limitation on Indebtedness. Create, incur, assume or suffer to exist Indebtedness (other than the Obligations) except:

(a) Existing Indebtedness, but not any extensions, renewals or replacements of any such Indebtedness except (i) renewals and extensions permitted by the agreements evidencing any such Indebtedness and (ii) extensions and replacements of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being extended or refinanced taken as a whole, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being extended or refinanced; provided that any Indebtedness permitted under the preceding clauses (i) and (ii) shall not (x) include any Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (y) exceed in a principal amount thereof (or accreted value thereof) plus accrued and unpaid interest on the Indebtedness being renewed, extended or refinanced (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness repaid);

(b) Indebtedness of any Borrower to any of its Subsidiaries and Indebtedness of any Subsidiary of any Borrower to any Borrower or any other of its Subsidiaries; provided that (i) Indebtedness owed by any Borrower to any of its Subsidiaries that is not a Loan Party shall be subordinated to the prior payment in full of the Obligations, (ii) (A) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or (B) Indebtedness of any Subsidiary that is not a Loan Party to any Subsidiary Loan Party shall be subordinated to the prior payment in full of the Obligations and (iii) so long as any Revolving Loans are outstanding under the Loan Documents, Indebtedness of any Subsidiary that is not a Loan Party owed to any Borrower or any Subsidiary Loan Party, shall not exceed an amount equal to MXN$125,000,000 in the aggregate at any time;

(c) Guaranties by any Borrower of Indebtedness of any of its Subsidiaries and by any Subsidiary of any Borrower of Indebtedness of any Borrower or any other of its Subsidiaries; provided that Guaranties by any Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party (i) shall be subordinated to the prior payment in full of the Obligations and (ii) so long as any Revolving Loans are outstanding under the Loan Documents, shall not exceed an amount equal to MXN$125,000,000 in the aggregate at any time;

(d) Indebtedness of any Borrower’s Subsidiaries which are not Loan Parties; provided that (i) no Loan Party shall have any obligation to such Subsidiary to maintain or preserve such entity’s financial condition or to cause such Subsidiary to achieve certain levels of operation results and (ii) such Indebtedness shall not be, directly or indirectly, guaranteed by, or otherwise supported by, any Loan Party and no Person shall have recourse, directly or indirectly, to any Loan Party in respect of such Indebtedness;

(e) The incurrence by any Borrower or any of its Subsidiaries of purchase money obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 75% of the purchase price or fair market value of the asset purchased, acquired or constructed;

(f) Indebtedness of any Borrower and its Subsidiaries to the Parent and its Subsidiaries (other than the Subsidiary Loan Parties) subordinated to the Indebtedness hereunder on terms and conditions acceptable to Agent; and

(g) other Indebtedness in an aggregate principal amount not exceeding MXN$275,000,000.

Section 6.9. [Reserved].

Section 6.10. Limitation on Asset Sales. Consummate any Asset Sale, except:

(a) sales or other dispositions of inventory, receivables and other current assets, in the ordinary course of business;

(b) sales or other dispositions of Temporary Cash Investments if the Net Cash Proceeds thereof are delivered to Borrowers or their Subsidiaries;

(c) sales, transfers, assignments or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of any Borrower or its Subsidiaries if the Net Cash Proceeds thereof are delivered to Borrowers or their Subsidiaries;

(d) sales, transfers or other dispositions: (i) from any Loan Party to a Loan Party that is party to a Security Agreement; (ii) from any Loan Party to a Loan Party in the ordinary course of business in accordance with past practice; and (iii) to any Person in an amount not to exceed MXN$150,000,000 in the aggregate, in any fiscal year for all such sales, transfers or other dispositions (excluding sales, transfers or other dispositions permitted under (i) or (ii) above);

(e) an issuance of Equity Interests by any Borrower or any of such Borrower’s Subsidiaries to one or more of the Loan Parties;

(f) the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment permitted by Section 6.2 or an Investment that is permitted by Section 6.3 hereof;

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that (i) the consideration received by the Borrowers or their Subsidiaries is at least equal to the fair market value of the assets sold or disposed of, (ii) at least 80% of the consideration received consists of cash or Temporary Cash Investments, and (iii) the Net Cash Proceeds of such Asset Sale are applied to the extent required by Section 2.4(b); and

(h) sales of the assets set forth under the headings “Broiler Farms” and “Other Properties” set forth on Schedule 6.10(h) hereto so long as the Net Cash Proceeds of such sales are used to purchase assets useful or necessary for the business within 360 days of such sale.

Section 6.11. Consolidation, Merger and Sale of Assets. Consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the property and assets of any Borrower or any of its Subsidiaries (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into any Borrower or any of its Subsidiaries, except that:

(a) any Subsidiary of any Borrower may be merged or consolidated with or into any Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Loan Party (provided that the Subsidiary Loan Party shall be the continuing or surviving corporation);

(b) any Subsidiary may dispose of any or all of its assets (i) to any Borrower or any Subsidiary Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition permitted by Section 6.10;

(c) a Subsidiary (other than a Loan Party) of any Borrower may merge or consolidate with any other Person if immediately after giving effect to such merger no Default or Event of Default shall have occurred and be continuing; and

(d) sales, transfers or other dispositions of the assets of any Subsidiary for which the fair market value in the aggregate does not exceed in any fiscal year of Avícola 5% or more of the lesser of the book or fair market value of the property and assets of the Borrowers determined on a consolidated basis as of the last day of the previous fiscal year of the Borrowers and are made in accordance with Section 6.10.

Section 6.12. [Reserved.]

Section 6.13. Amendments to Organizational Documents. Amend, restate, supplement, terminate, modify or otherwise change in any manner that could reasonably be expected to be material and adverse to the Lenders, any term or condition of any of its charter, by-laws, estatutos sociales (or other similar organizational document), except as required as a result of an effective amendment to any Applicable Law, in which case the Borrowers shall give prompt notice to the Administrative Agent of such proposed change, but in any event no less than five Business Days prior to the date on which such change shall become effective.

Section 6.14. Hedging Agreements. Enter into, purchase or otherwise acquire any Hedging Agreement, other than Hedging Agreements (i) entered into with Lenders or their Affiliates (“Lender Hedging Agreements”) or (ii) purchased or otherwise acquired in the ordinary course of business with reputable financial institutions or vendors and not for speculative purposes to hedge or mitigate risks to which any Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default. If any of the following events (each, an “Event of Default”) occur:

(a) within two (2) Business Days of the date when due, the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or within five (5) Business Days of the date when due, the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate, document or financial or other statement furnished at any time pursuant to or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any covenant contained in Sections 5.1, 5.2, 5.3, 5.9(b), 5.13, 5.14, 6.2, 6.5, 6.7, 6.8, 6.10, 6.11, 6.13, 6.14 or 6.15 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any covenant contained in Sections 5.5, 6.1, 6.3 or 6.6 of this Agreement and such default continues for fifteen (15) days; or

(e) any Loan Party shall default in the observance or performance of any covenant or agreement (except as specified in Section 7.1(a)-(d) above) contained in any Loan Document to which it is a party and such default continues for thirty (30) days; or

(f) any Borrower, the Parent or any of the other Loan Parties shall (i) default in any payment of principal of or interest on any Indebtedness outstanding in an aggregate principal amount of at least US$20,000,000 (or the equivalent thereof in another currency), including in the payment of any Guaranty, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case beyond any applicable grace period or cure period, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, including the beneficiary or beneficiaries of any Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, including any Guaranty to become payable; or

(g)(i) any Borrower, the Parent or any other Loan Party shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, quiebra, concurso mercantil, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt, en quiebra or insolvent, or seeking an order of concurso mercantil, reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator, conciliador, síndico, interventor or other similar official for it or for all or any substantial part of its assets, or any Borrower, the Parent or any of the other Loan Parties shall make a general assignment for the benefit of its creditors, (ii) there shall be commenced against any Borrower, the Parent or any other Loan Party, in any jurisdiction any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) to the extent applicable, remains undismissed, undischarged or unbonded for a period of 60 days, (iii) there shall be commenced against any Borrower, the Parent or any other Loan Party in any jurisdiction any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof, (iv) any Borrower, the Parent or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above or (v) any Borrower, the Parent or any other Loan Party shall admit in writing its inability to pay its debts as they become due; or

(h) one or more judgments or decrees shall be entered against any Borrower, the Parent or any other Loan Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance) of US$20,000,000 (or an amount in another currency equivalent thereto) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party; or

(i) any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate all or substantially all of the assets or the capital stock of the Borrowers and the Loan Parties, taken as a whole, and such action is not reversed within a period of 60 days; or

(j) a Change of Control shall occur; or

(k) the validity of any Loan Document shall be contested by any Loan Party or any Loan Party shall deny liability under any Loan Document to which it is a party or any Loan Document shall for any reason be terminated without the consent of the Lenders required hereunder or thereunder, or become invalid, ineffective or unenforceable; or

(l) any restriction or requirement not in effect on the date hereof is imposed, whether by legislative enactment, decree, regulation, order or otherwise, which (i) both (A) prevents the availability or the transfer of foreign exchange by the Loan Parties’, taken as a whole, and (B) prohibits the Loan Parties’, taken as a whole, ability to pay any material portion of the Obligations under the Loan Documents or (ii) prohibits the Loan Parties’, taken as a whole, ability to pay any material portion of the Obligations under the Loan Documents; or

(m) México (including any Governmental Authority thereof) shall impose, or make an official announcement of its intention to impose, whether by legislative enactment, decree, regulation, order or otherwise, any foreign exchange controls or similar measures the effect of which would prevent the ability of the Loan Parties, taken as a whole, to satisfy their material Obligations under the Loan Documents with respect to material amounts denominated in Dollars, in Dollars in the United States of America in accordance with the Loan Documents;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Loan Commitments and the obligation and power of the Issuing Lender to issue Letters of Credit, and thereupon the Revolving Loan Commitments and the obligation and power of the Issuing Lender to issue Letters of Credit shall terminate immediately and (ii) declare the Revolving Loans and/or any other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and Borrowers will, upon demand by Administrative Agent, provide cash collateralization for any Letter of Credit Liabilities in accordance with Section 2.4(b)(viii) hereof; and in case of any event with respect to any Borrower described in clause (g) of this Article, the Revolving Loan Commitments and the obligations and power of the Issuing Lender to issue Letters of Credit shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the Loan Documents and to exercise such powers and perform such duties as expressly are delegated to it by the Loan Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in any Loan Document: (a) the Administrative Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, (b) the Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender and (c) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement or any other Loan Document with reference to the Administrative Agent (or any other Agent-Related Person) is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 8.2. Delegation of Duties. The Administrative Agent may execute any of its duties under any Loan Document by or through agents, employees, attorneys-in-fact or affiliates, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for any degree of negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 8.3. No Liability of Agent-Related Persons. None of the Agent-Related Persons shall: (a) be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the transactions contemplated thereby (except for such Person’s own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the Lenders for: (i) any recital, statement, representation or warranty made by the Loan Parties, or any of the Borrower’s other Subsidiaries, or any officer thereof, contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent-Related Person under or in connection with, any Loan Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document, (iii) any failure of either Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder or (iv) any recital, statement, representation or warranty made by or on behalf of any Lender or any of its Affiliates. Except as specifically provided in the Loan Documents, no Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries or Affiliates. No Agent-Related Person shall have any obligation to ascertain or to inquire as to the financial condition, operations or status of any Lender or as to the validity of any recital, statement, representation or warranty made by or on behalf of any Lender or any of its Affiliates. Notwithstanding anything in the Loan Documents to the contrary, in no event shall any Agent-Related Person or any Lender be liable to any Person (including the Borrowers or any Lender) for any punitive, consequential or similar damages.

Section 8.4. Reliance by the Agent-Related Persons.

(a) Each Agent-Related Person shall be entitled to rely, and shall be fully protected in relying, upon any agreement (including this Agreement), note (including any Note), writing, resolution, notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s), and upon advice and statements of legal counsel (including counsel to the Loan Party), independent accountants and other experts selected by any Agent-Related Person. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent-Related Person shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent-Related Person in all cases shall be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request or consent of the Majority Lenders, and such request and any action taken or failure to act under any Loan Document pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by any Agent-Related Person to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender or the Administrative Agent.

Section 8.5. Notice of Default. No Agent-Related Person shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent-Related Person shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Such Agent-Related Person promptly shall notify the Administrative Agent (which notice the Administrative Agent promptly shall distribute to each Lender) of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

Section 8.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs of the Borrowers, their Affiliates and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or other Agent-Related Person. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, their Affiliates and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, their Affiliates and their Subsidiaries. Except for notices, reports and other documents expressly herein or in the other Loan Documents required to be furnished to the Lenders by the Administrative Agent, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers, their Affiliates and their Subsidiaries that may come into the possession of any of the Agent-Related Persons.

Section 8.7. Indemnification of Agent-Related Persons. Whether or not the transactions contemplated hereby are consummated, each Lender agrees to indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the applicable Borrower and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any such Person of any portion of the Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any fees, costs or out-of-pocket expenses (including reasonable fees and disbursements of counsel (including internal counsel)) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document or any document contemplated by or referred to therein to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrowers pursuant to Section 10.3. The undertaking in this Section shall survive the payment of all Obligations hereunder, the cancellation of all of the Revolving Loan Commitments and, as to any Agent-Related Person, the resignation or replacement of such Agent-Related Person.

Section 8.8. The Agent-Related Persons in Their Individual Capacity. Each Agent-Related Person may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers (and their Subsidiaries and other Affiliates) as though the Administrative Agent did not act in such capacity under the Loan Documents, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent-Related Persons may receive information regarding the Borrowers (or their Subsidiaries and other Affiliates) (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent-Related Person shall be under any obligation to provide such information to any Lender. With respect to any Loan of which it is the Lender, the Administrative Agent (to the extent that it also is a Lender hereunder) shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting in such capacity.

Section 8.9. Successor Agents. The Administrative Agent may, and at the request of the Majority Lenders shall, resign as such agent upon 30 days’ prior written notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall (except during the existence of an Default or Event of Default or as otherwise provided herein, with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed) promptly attempt to appoint from among the Lenders a successor Administrative Agent. If no such successor agent is appointed before the effective date of the resignation of the

Administrative Agent, the Administrative Agent may appoint, after consultation with the Lenders but without the consent of the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder (i) such successor agent shall succeed to all the rights (including as to the same fees), powers and duties of the Administrative Agent, (ii) the term “Administrative Agent” shall mean such successor agent and (iii) the former Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent under the Loan Documents. After the former Administrative Agent’s resignation hereunder, this Article and Sections 2.12, 10.3, 10.5 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent by the date that is 30 days after the Administrative Agent’s notice of resignation, the Administrative Agent’s resignation nevertheless thereupon shall become effective and the Lenders shall perform all of the duties of the Administration Agent hereunder until such time, if any, as the Majority Lenders (without the consent of the Borrowers) appoint a successor agent as provided for above. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. In the event the Administrative Agent resigns pursuant to this Section 8.9, all fees paid to the resigning Administrative Agent but not yet accrued shall be transferred to the successor Administrative Agent.

ARTICLE IX

GUARANTY

Section 9.1. Guaranty of the Obligations. Subject to the provisions of Section 9.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations in accordance with the terms hereof or the other Loan Documents when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under any Bankruptcy Law) (collectively, the “Guaranteed Obligations”). In furtherance of the Guaranty assumed by the Guarantors, the Guarantors agree to execute as guarantors (avalistas) each of the Notes issued by the Borrowers hereunder.

Section 9.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any other Applicable Law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 9.2, that any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 9.2), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 9.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 9.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 9.2.

Section 9.3. Payment by Guarantors. Subject to Section 9.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under any Bankruptcy Law), Guarantors will upon demand pay, or cause to be paid in cash in immediately available funds, to the Administrative Agent for the ratable benefit of Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower becoming the subject of a case under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 9.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligation and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations,(ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Documents or any agreement relating to such other guaranty or security, (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations, (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, (vi) any defenses, set-offs or counterclaims which any Borrower may allege or asset against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 9.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries, to the fullest extent permitted by applicable law: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower or any other Person or (iv) pursue any other remedy in the power of any Beneficiary whatsoever, (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations, (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto, (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 9.4 and any right to consent to any thereof, (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof and (h) any right, beneficios de orden, excusión, división, quita, novación and espera that might be available to it under Articles 2813, 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2840, 2844, 2845, 2846, 2847, 2848, 2849 and other related articles of the Código Civil Federal of México and all other similar articles in the Códigos Civiles of the Federal District and the States of México. Each Guarantor represents that it is familiar with the contents of the articles referred to in the preceding sentence and agrees that they need not be reproduced herein.

Section 9.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, and the Revolving Loan Commitments shall have terminated, each Guarantor hereby waives, to the fullest extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations including, without limitations, any such right of contribution as contemplated by Section 9.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 9.7. Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 9.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Loan Commitments have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 9.9. Authority of Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 9.10. Financial Condition of the Borrowers. Any Borrowing may be made to any Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of any Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of any Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by the Administrative Agent or any Lender.

Section 9.11. Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Majority Lenders, commence or join with any other Person in commencing any Insolvency Proceeding against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any Insolvency Proceeding of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that, to the fullest extent permitted by applicable law, any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any Applicable Law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 9.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests, of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 9.13. Discharge of Parent Guaranty. Each party hereto agrees that, upon the Effective Date, any and all obligations of Parent, including, without limitation, all obligations under the guaranty of Parent, in respect of or arising under the Original Credit Agreement, shall automatically be discharged, terminated and forever released without any further action by any Person, provided, that this Section 9.13 shall not affect the effectiveness of any Pledge Agreement entered into by Parent with respect to the equity interests of any Borrower.

ARTICLE X

MISCELLANEOUS

Section 10.1. Transfers of Funds. All payments and other transfers of funds under this Agreement and the other Loan Documents, except in respect of payments of principal and interest on the Revolving Loans and other amounts payable in Pesos pursuant to Section 2.11(b), shall be made in immediately available funds, exclusively in Dollars, to accounts or payment offices maintained in New York, New York, unless, in the case of payments by or on behalf of a party other than the Borrowers, otherwise specified herein or the recipient thereof shall otherwise agree. All payments and other transfers of funds under this Agreement and the other Loan

Documents in respect of payments of principal and interest on Revolving Loans and other amounts payable in Pesos pursuant to Section 2.11(b) shall be made in immediately available funds, exclusively in Pesos, to accounts or payment offices maintained in Mexico City, Mexico.

Section 10.2. Financial Data. Except as otherwise provided herein, financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with Mexican GAAP applied in a consistent basis.

Section 10.3. Payment of Expenses, etc.

(a) The Borrowers agree, whether or not the transactions hereby contemplated shall be consummated, upon demand to reimburse the Administrative Agent for the payment of all reasonable out-of-pocket costs and expenses arising in connection with the preparation, execution and delivery of this Agreement and any other documents relating to the transactions contemplated hereby, including (i) the reasonable fees, travel expenses, courier charges, communication expenses, expenses associated with the execution of the Loan Documents and all other out-of-pocket expenses and (ii) all reasonable fees and disbursements of counsel for the Administrative Agent.

(b) The Borrowers further agree, upon demand communicated through the Administrative Agent, to reimburse the Lenders and the Administrative Agent for the payment of all of their out-of-pocket costs and expenses incurred by any of them and arising in connection with any Default or Event of Default or the enforcement of, or the amendment, modification, waiver and/or preservation of any rights under, this Agreement, the other Loan Documents or otherwise in connection with the transactions contemplated hereby, including all reasonable fees and disbursements of counsel of each Lender and the Administrative Agent, and all stamp taxes (including interest and penalties, if any), recording taxes and fees and filing taxes and fees which may be payable in respect thereof.

Section 10.4. Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of any Loan Document, and no consent with respect to any departure by the Loan Parties, any of the Borrower’s other Subsidiaries or any of its other Affiliates therefrom, shall be effective unless the same shall be in writing and adopted by the Majority Lenders, the Borrowers and each Guarantor, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall, unless in writing and signed by each Lender that would be affected thereby, do any of the following:

(a) increase or extend the Revolving Loan Commitment of any Lender,

(b) postpone or delay any date fixed by any Loan Document for any payment of principal of or interest on the Revolving Loans or any fees or other amounts in connection therewith (or agree to any amendment or waiver of any Loan Document that would have the direct or indirect effect of so postponing or delaying such payment),

(c) reduce the principal of or interest payable on any Revolving Loan,

(d) reduce any fees or other amounts payable to any of the Lenders under any Loan Document,

(e) release the Loan Parties from, or otherwise reduce, its payment obligations under, the Loan Documents, or release all or any part of the collateral pledged under the Pledge Agreements,

(f) fund any borrowings during the existence of a Default or Event of Default, or

(g) amend the definition of “Majority Lenders” contained in Section 1.1 or any provision of this Section 10.4 or Section 2.16 or any provision in any of the Loan Documents providing for consent or other action by all of the Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Majority Lenders or all Lenders, as the case may be, affect the rights or duties of the Administrative Agent, under any Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed solely by the parties thereto. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Majority Lenders and the Administrative Agent if (a) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (b) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement as if prepaid under Section 2.4(a), without regard to the minimum amounts set forth therein.

The Lenders hereby irrevocably authorize the Administrative Agent at its option and in its sole discretion to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (and the Administrative Agent agrees to release such Liens upon Borrower’s request) (i) upon the termination of all Revolving Loan Commitments, payment and satisfaction in full in cash of all Obligations (other than contingent obligations relating to required indemnification by the Borrowers and the Guarantors), and the cash collateralization of all Letters of Credit in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender; (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of Section 6.10 and 6.11 of this Agreement (and the Administrative Agent may rely conclusively on any such certificate without further inquiry), and, where permitted pursuant to Section 9.12 of this Agreement, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Guaranty provided by such Subsidiary; (iii) as soon as reasonably practicable (but in no event later than thirty (30) days following the Closing Date), the Collateral set forth or referenced on Schedule 6.10(h); (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) as required to effect any sale or other disposition of such collateral in connection with an exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; or (vi) as provided in the Collateral Documents. Except as provided in the preceding sentence, the

Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Majority Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Nothing in this paragraph shall relieve the Administrative Agent of any obligations to release the Liens on any Collateral to the extent required under any Loan Document if the Loan Parties have satisfied the conditions for such release.

Section 10.5. Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, each Borrower agrees to indemnify and hold the Administrative Agent, each Lender, each of their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact and each other Person Controlling any of the foregoing (each an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities or other costs or expenses (including fees and disbursements of counsel (including internal counsel)) whatsoever that may at any time (including at any time after repayment of the Revolving Loans and the termination, resignation or replacement of the Administrative Agent or the replacement of any Lender) arise out of, relate to or result from any transaction, action, suit, investigation, litigation or proceeding (including any Insolvency Proceeding) connected with the transactions contemplated herein or in any of the other Loan Documents, whether or not any Indemnified Person is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”), provided, that Taxes, Other Taxes and Further Taxes shall not constitute Indemnified Liabilities and shall be governed exclusively by Section 2.12. Notwithstanding the above, the Borrowers shall have no obligation under this paragraph to any Indemnified Person with respect to an Indemnified Liability caused by or resulting from the gross negligence or willful misconduct of such Indemnified Person.

(b) No Borrower shall, without the prior written consent of the applicable Indemnified Person(s), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceedings.

(c) To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Each Borrower’s obligations under this Section and Sections 2.12, 2.13, 2.14, 2.15, 10.3 and 10.13 shall survive the execution and delivery of the Loan Documents, the making and repayment of the Revolving Loans and the cancellation of all of the Revolving Loan Commitments.

Section 10.6. Notices.

(a) All notices, requests and other communications hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile or electronic transmission; provided that any document transmitted by any party hereto by electronic transmission: (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.6 and (ii) shall be followed promptly by delivery of a hard copy original thereof) and couriered, faxed or delivered to the address, email address or facsimile number specified for notices on Schedule 10.6; or, if directed to (A) the Borrowers or the Administrative Agent to such other address as shall be designated by any such Person in a written notice to the other parties hereto and (B) any other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent.

(b) All such notices, requests and communications shall be effective (i) if transmitted by fax or electronic transmission, when transmitted in legible form by facsimile machine or e-mail upon confirmation of receipt and (ii) if sent by an internationally-recognized overnight courier service or otherwise delivered, with courier or delivery costs prepaid, upon receipt thereof by the recipient thereof.

(c) The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized in writing by the Borrowers to give notices and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or any other Person on account of any action taken or not taken by the Administrative Agent and/or the Lenders in reliance upon such notice. The obligation of the Borrowers under the Loan Documents shall not be affected in any way or to any extent by any failure by the Administrative Agent and/or the Lenders to receive written confirmation of any electronic or facsimile notice or the receipt by the Administrative Agent and/or the Lenders of a confirmation that is at variance with the terms reasonably understood by such Person(s) to be contained in the electronic or facsimile notice.

(d) Each Lender shall notify the Administrative Agent in writing of any change in (i) the address to which notices to such Person should be directed, (ii) addresses of any Lending Office, (iii) payment instructions in respect of all payments to be made to it hereunder and (iv) such other administrative information as the Administrative Agent reasonably requests.

Section 10.7. Table of Contents; Descriptive Headings; etc. The table of contents and descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 10.8. Survival of Agreements and Representations. All covenants, agreements, representations and warranties made herein, in the Notes, or in any certificate delivered pursuant hereto or thereto shall survive the execution and delivery hereof and the Revolving Loans made hereunder.

Section 10.9. Benefit of Agreement Assignment.

(a) Benefit of Agreement. This Agreement shall be binding upon each of the Loan Parties, their respective successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby except that (i) the Loan Parties may not transfer or assign any or all of its rights or obligations hereunder except with the unanimous consent of the Lenders (any attempted transfer or assignment without such consent shall be void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section.

(b) Assignment. Any Lender may, with the prior written consent of the Borrowers (which consent shall not be required during the existence of an Event of Default) and Administrative Agent, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrowers shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is a Lender or an Affiliate of a Lender) (each, an “Assignee”) all or any portion of its Revolving Loans, its Revolving Loan Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of MXN$25,000,000 (or the entire amount of the Revolving Loans and the Revolving Loan Commitments of the assigning Lender, provided that no minimum amount shall be required in connection with an assignment and delegation by a Lender to an Eligible Assignee that is a Lender or an Affiliate of a Lender) unless the Borrowers and the Administrative Agent otherwise consent; provided that the Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and its Assignee (which notice shall be substantially in the form of Schedule 1 to Exhibit I and shall have been consented to by the Borrowers (except during the existence of an Event of Default) and the Administrative Agent), (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Administrative Agent a duly executed Assignment and Assumption substantially in the form of Exhibit I (an “Assignment and Assumption”) together with the Note(s) subject to such assignment (to the extent necessary, which Note(s) the Borrowers and the Administrative Agent shall cause to be exchanged for new Notes) and (iii) such Lender or its Assignee shall have paid to the Administrative Agent a processing fee relating to such assignment in the amount of US$3,500.

(c) Assignee as Lender. From and after the date that the Administrative Agent notifies the assignor Lender that it has received and provided its consent, and received (if such consent is applicable) the consent of the Borrowers, with respect to an executed Assignment and Assumption (and has received payment of the processing fee referenced in clause (b)) (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under the Loan Documents, provided, that the Borrowers shall be liable for Taxes, Other Taxes and Further Taxes to such Assignee in an amount no greater than the amount that the Borrowers otherwise would have been so liable to the assignor Lender and (ii) the assignor Lender shall, to the extent that rights and obligations under the Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Documents; provided that the assignor Lender shall continue to have the rights of a Lender under Sections 2.12, 2.13, 2.14, 2.15, 10.3, 10.5 and 10.13 to the extent claims under such Sections arose prior to the relevant assignment.

(d) Pledge to Federal Reserve Bank or Central Bank. Notwithstanding any other provision in this Agreement, any Lender may at any time (without the consent of any other Person) create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR § 203.14 or any central bank having jurisdiction over such Lender, and such Federal Reserve Bank or central bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

(e) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts (and related interest amounts) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Participations. Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (each, a “Participant”) participating interests in its Revolving Loans, its Revolving Loan Commitment and the other interests of such Lender (the “originating Lender”) under the Loan Documents; provided that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under the Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant (other than an Affiliate of the Lender) has rights to approve any amendment to, or any consent or waiver with respect to, any Loan Document, except to the extent such amendment, consent or waiver would require the consent of each Lender as described in the proviso to Section 10.4 and (v) the Borrowers shall be liable for Taxes, Other Taxes and Further Taxes to such Participant in an amount no greater than the amount that the Borrowers otherwise would have been so liable to the originating Lender. In the case of any such participation, the Participant also shall be entitled to the benefit of Sections 2.12, 2.14, 2.15, 10.3, 10.5 and 10.13 as though it were also a Lender hereunder to the same extent, without duplication, as the Lender that sold the participation to such Participant would be entitled thereto, and if amounts outstanding under the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(g) Costs. Except in connection with Section 2.18, any and all costs related to the assignment or participation of a Lender of all or any portion of its Revolving Loans, its Revolving Loan Commitments and the other rights and obligations of such Lender hereunder or under any Loan Document, its formalization and its making of record shall be borne exclusively by such Lender.

Section 10.10. Right of Set-off . Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent and the Lenders are hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency) at any time held and other indebtedness at any time owing by the Administrative Agent or the Lenders to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations may be unmatured. Each of the Lenders and the Administrative Agent agrees promptly to notify the Borrowers no later than three Business Days after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.11. SUBMISSION TO JURISDICTION; VENUE; SERVICE; WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES HERETO (i) AGREES THAT ANY CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND TO APPELLATE COURTS THEREFROM AND EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO SUCH JURISDICTION FOR SUCH PURPOSE AND (ii) TO THE FULLEST EXTENT PERMITTED BY LAW, (x) IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY SUCH COURT, (y) IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (z) IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING MÉXICO, BY SUIT UPON JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT. Each party hereto further agrees that the courts referred to in the first sentence of this paragraph (a) shall have exclusive jurisdiction with respect to any claim or counterclaim based upon the assertion that the rate of interest charged by or under this Agreement or under the other Loan Documents is usurious.

(b) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY LEGAL ACTION OR PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY LEGAL ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF THE BORROWERS TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE LENDERS AND THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(c) Each of the Loan Parties further agrees that service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal action or proceeding to such Loan Party in care of the Process Agent and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of such Loan Party and to admit service with respect thereto. Service upon the Process Agent shall be deemed to be personal service on the Loan Parties and shall be legal and binding upon the Loan Parties for all purposes notwithstanding any failure to mail copies of such legal process to the Borrowers, or any failure on the part of the Loan Parties to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by Applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction. The Loan Parties shall ensure that at all times until all of the Obligations have been paid in full and all of the Revolving Loan Commitments have terminated they shall have a process agent in New York City (whether the Process Agent or a replacement thereof satisfactory to the Administrative Agent).

(d) FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, AND THE UNITED STATES COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY DESIGNATES AS OF THE EFFECTIVE DATE CT CORPORATION SYSTEM (THE “PROCESS AGENT”) WITH OFFICES CURRENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK, 10011, UNITED STATES OF AMERICA, AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, THE LOAN PARTIES SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF

PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE ADMINISTRATIVE AGENT THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON THE BORROWERS AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO THE BORROWERS SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDINGS BASED THEREON. EXCEPTING THE BORROWERS, EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL OR ITS ADDRESS AS SET FORTH IN SECTION 10.6. WITH RESPECT TO THE BORROWERS, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO CT CORPORATION SYSTEM OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY THE BORROWERS IN ACCORDANCE WITH THIS AGREEMENT, SERVICE OF PROCESS SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON.

Section 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF, PROVIDED, THAT EACH OF THE COLLATERAL DOCUMENTS COVERING COLLATERAL LOCATED IN MEXICO SHALL BE GOVERNED BY THE FEDERAL LAWS OF THE UNITED MEXICAN STATES.

Section 10.13. Judgment Currency. All payments made under this Agreement and the Notes shall be made in Dollars or Pesos as required by the terms hereof (the “Agreement Currency”), and, if for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the Agreement Currency, then to the extent that the payment actually received by the Lenders or the Administrative Agent, when converted into the Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Lenders or the Administrative Agent to purchase the Agreement Currency) falls short of the amount due under the terms of this Agreement or any other Loan Document, each Borrower, shall, as a separate and independent obligation of each Borrower, indemnify the Lenders and the Administrative Agent and hold the Lenders and the Administrative Agent harmless against the amount of such shortfall. As used in this Section 10.13, the term “Rate of Exchange” means the rate at which the Administrative Agent is able on the relevant date to purchase the Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the Agreement Currency.

Section 10.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Section 10.15. Waiver of Immunities. To the extent that any of the Loan Parties has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself and its property, each Borrower hereby irrevocably waives such immunity in respect of its Obligations and, without limiting the generality of the foregoing, agrees that the waivers set forth in this paragraph shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such act, or any act that replaces it. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction in which any suit, action or proceeding with respect to any Loan Document may be commenced.

Section 10.16. Severability. To the fullest extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable.

Section 10.17. Confidentiality.

(a) Each Lender and the Administrative Agent agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any Borrower, any of its Subsidiaries or any of its other Affiliates, or by any Agent-Related Person of the Borrowers’, such Affiliate’s or such Subsidiary’s behalf, in connection with the structuring of the Revolving Loans or pursuant to any Loan Document, and neither such Lender, the Administrative Agent, nor any of their respective Affiliates shall use any such information other than in connection with the Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrowers, any of its Subsidiaries or any of its other Affiliates; except to the extent such information: (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or the Administrative Agent, (ii) was or becomes available on a non-confidential basis from a source other than any Borrower, any of its Subsidiaries or any of its other Affiliates, (iii) was in such Lender’s or the Administrative Agent’s possession free of any obligation of confidence at the time of its receipt of such information, (iv) is developed by such Lender or the Administrative Agent independently of and without reference to any confidential information or (v) is identified by any Borrower, any of its Subsidiaries or any of its other Affiliates as no longer proprietary or confidential.

(b) Notwithstanding clause (a), the Administrative Agent, any Lender or any Affiliate thereof may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent, such Lender or such Affiliate is subject or in connection with an examination of such Person by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with any Applicable Law, (iv) to the extent reasonably required in connection with any litigation or proceeding to which such Person may be party, (v) to the extent reasonably required in connection with the exercise of any remedy under any Loan Document, (vi) to such Person’s independent auditors and other professional advisors; provided that such Persons are subject to confidentiality agreements with respect thereto having the same scope as this Section 10.17, (vii) to any Participant or Assignee, actual or potential; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder, (viii) as expressly permitted under any other document or agreement regarding confidentiality to which any Borrower, any of its Subsidiaries or any of its other Affiliates is party or is deemed party with the Administrative Agent, such Lender or such Affiliate and (ix) to its Affiliates (provided that each such Affiliate shall agree to be bound by the confidentiality provisions of this Section). To the extent permitted by Applicable Law and as otherwise reasonably possible, any Person intending to disclose any such information pursuant to clause (i), (ii), (iii) or (iv) shall provide the Borrowers with reasonable prior notice thereof.

(c) The terms contained in the Fee Letter are confidential and, except for disclosure to each Borrower’s board of directors, or respective officers, employees or professional advisors retained in connection with this transaction, or as may be required by Applicable Law, may not be disclosed in whole or in part to any other Person (including any Lender) without the prior written consent of each of the other parties thereto. To the extent permitted by Applicable Law and as otherwise reasonably possible, the Borrowers shall provide each of the other parties to the Fee Letter with reasonable notice before disclosing any such terms pursuant to Applicable Law.

(d) The terms contained in the Loan Documents (other than the Fee Letter, which is addressed in paragraph (c)) and the related term sheet are confidential and, except for disclosure to the various parties thereto, their Affiliates and such Persons’ board of directors, officers, employees or professional advisors retained in connection with this transaction, or as may be required by Applicable Law, may not be disclosed in whole or in part to any other Person without the prior written consent of the Administrative Agent. Notwithstanding the above, the Lenders may utilize the lending structure utilized herein in connection with loans provided to other borrowers.

(e) Notwithstanding anything above to the contrary, in no event shall the Administrative Agent or any Lender or Participant disclose any such confidential information to any of the Borrowers’ competitors, customers or suppliers of equipment, parts or raw materials.

(f) Notwithstanding anything herein to the contrary, the confidential information subject to paragraph (a) above shall not include, and the Administrative Agent and each Lender (and each of their respective employees, representatives and agents) may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

Section 10.18. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the other Agent-Related Persons, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

Section 10.19. No Waiver; Remedies. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.20. Prior Agreements Superseded. As of the Effective Date, this Agreement and the other Loan Documents shall completely and fully supersede all prior undertakings or agreements, both written and oral, between or among any Borrower, the Administrative Agent and/or the Lenders with respect to the transactions contemplated hereby.

Section 10.21. Anti-Terrorism Laws.

(a) General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Revolving Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower nor to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Revolving Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 10.22. Use of Names and Marks. No use of the Administrative Agent’s or any Lender’s (or any of their respective Affiliates’) name, trademarks, service marks or symbols may be made by any Borrower or any of its Affiliates in any advertisements or public announcements (including press releases) without such Person’s prior written approval, except that the Borrowers may use the Administrative Agent’s or Lenders’ name as required for disclosure of the terms hereof under Applicable Law, by any competent Governmental Authority or to the Borrowers’ auditors upon request. The Borrowers shall not disclose or divulge (and shall prohibit any of its Subsidiaries and Affiliates from disclosing or divulging) any written opinions or advice rendered by the Administrative Agent, the Lenders or any of their respective Affiliates, agents or representatives in connection with the transaction contemplated hereby without the prior written consent of such Person; provided that the Borrowers may make such disclosure to their respective Affiliates and counsel and, as required by Applicable Law, to Governmental Authorities. The Administrative Agent, the Lenders and their respective Affiliates may use each Borrower’s name, trademarks or service marks for the purpose of tombstone advertising upon notification to the Borrowers. Neither the Administrative Agent, the Lenders nor any of their respective Affiliates shall otherwise use the Borrowers’ or any of their Subsidiaries and Affiliates’ name, trademarks, service marks or symbols in any advertisements or public announcements (including press releases) without the prior written consent of such Person.

Section 10.23. Use of English Language. All certificates, reports, notices, documents and other communications given or delivered pursuant to the Loan Documents shall be in the English language, except as required by Mexican law to be in the Spanish language (in which event, unless otherwise provided herein, English translations thereof certified by a court approved translator shall be provided, upon which all parties hereto shall have the right to rely for all purposes of the Loan Documents).

Section 10.24. No Partnership, etc. The Lenders and the Borrowers intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between any Lender, on the one hand, and any other Lender, any Borrower or any other Person, on the other hand. The Lenders shall not in any way be responsible or liable for the debts, losses, obligations or duties of any Borrower or any other Person.

Section 10.25. Amendment and Restatement. This Agreement is an amendment and restatement of the Original Credit Agreement. All “Obligations” under the Original Credit Agreement and all Liens securing payment of “Obligations” under the Original Credit

Agreement shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such “Obligations”. Each Borrower acknowledges that, immediately prior to the Effective Date, the outstanding principal amount of (i) the Dollar Revolving Loans (as defined in the Original Credit Agreement) equals US$0.00 and (ii) the Peso Revolving Loans (as defined in the Original Credit Agreement) equals MXN$0.00 and such amounts are unconditionally owed by the Borrowers, without offset, defense or counterclaim of any kind, such amount shall be deemed outstanding under this Agreement and Pilgrim’s Pride, S. de R.L. de C.V. agrees that it is a direct obligor (and not a surety) with respect to such Obligations notwithstanding the fact it became a Borrower on the date hereof. This Agreement shall supersede the Original Credit Agreement. From and after the Effective Date, this Agreement shall govern the terms of the “Obligations” under the Original Credit Agreement. To the extent not replaced by Loan Documents dated as of the Effective Date, any “Loan Documents” (as defined in the Original Credit Agreement) executed in connection with the Original Credit Agreement (other than any such Loan Document that is specifically terminated by the parties thereto) shall continue to be effective, and all references in those prior Loan Documents to the “Credit Agreement”, the “Agreement” or similar references, shall be deemed to refer to this Agreement without further amendment thereof.

Section 10.26. Joint and Several Liability.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Administrative Agent and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.26), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 10.26 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.26 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.26, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 10.26 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.26 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower.

(h) The provisions of this Section 10.26 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Loan Parties as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any

Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.26 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.26 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Administrative Agent, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 2.16(b).

Section 10.27. Reallocation of Loans and Commitments. The Borrowers acknowledge and agree that in no event shall Revolving Loans outstanding under this Agreement exceed MXN$300,112,236 until such time as the Reserve Commitment Amount has been reduced in accordance with this Agreement. On the effective date that any Reserve Commitment Amount is reduced and on each effective date of a Line of Credit Increase, the Lenders shall through the Administrative Agent make such adjustments among themselves as shall be necessary so that after giving effect to assignments and adjustments, the Lenders shall hold all Revolving Loans outstanding under this Agreement ratably in accordance with their respective Revolving Loan Commitments as reflected on Schedule 1.1(a), as modified from time to time pursuant to the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWERS:

AVÍCOLA PILGRIM’S PRIDE DE MÉXICO, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

PILGRIM’S PRIDE, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

[ADDITIONAL SIGNATURE PAGES FOLLOW.]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GUARANTORS:

INCUBADORA HIDALGO, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

INMOBILIARIA AVÍCOLA PILGRIM’S PRIDE, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

SERVICIOS ADMINISTRATIVOS PILGRIM’S PRIDE, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

GRUPO PILGRIM’S PRIDE FUNDING HOLDINGS, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMERCIALIZADORA DE CARNES DE MÉXICO, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

GRUPO PILGRIM’S PRIDE FUNDING, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

OPERADORA DE PRODUCTOS AVÍCOLAS, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

CARNES Y PRODUCTOS AVÍCOLAS de MÉXICO, S. de R.L. de C.V.
a Sociedad de Responsabilidad Limitada de Capital Variable

By:	/s/ José Augusto de Carvalho Junior
Name:	José Augusto de Carvalho Junior
Title:	Attorney-in-Fact

[ADDITIONAL SIGNATURE PAGES FOLLOW.]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

POPPSA 3, LLC
a Delaware limited liability company

By:	/s/ Fabio Sandri
Name:	Fabio Sandri
Title:	Manager

POPPSA 4, LLC
a Delaware limited liability company

By:	/s/ Fabio Sandri
Name:	Fabio Sandri
Title:	Manager

PILGRIM’S PRIDE, LLC
a Delaware limited liability company

By:	/s/ Fabio Sandri
Name:	Fabio Sandri
Title:	Manager

[ADDITIONAL SIGNATURE PAGES FOLLOW.]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ING CAPITAL LLC,
as Administrative Agent and Sole Lead Arranger

By:	/s/ Daniel W. Lamprecht
Name:	Daniel W. Lamprecht
Title:	Managing Director

[ADDITIONAL SIGNATURE PAGES FOLLOW.]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ING BANK (MÉXICO), S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, ING GRUPO FINANCIERO, as Lender

By:	/s/ Edgar Trueba Paz y Puente
Name:	Edgar Trueba Paz y Puente
Title:	Attorney-in-Fact

By:	/s/ J. Javier Bernus Negrete
Name:	J. Javier Bernus Negrete
Title:	Director

[ADDITIONAL SIGNATURE PAGES FOLLOW.]

[SIGNATURE PAGE TO CREDIT AGREEMENT]